EXECUTION VERSION

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 25, 2018,

by and among

LGI HOMES, INC., a Delaware corporation,
as Borrower

The financial institutions party hereto
and their assignees under Section 13.6,
as Lenders

and

WELLS FARGO Bank, National Association,
as Administrative Agent

______________________________________________________

WELLS FARGO SECURITIES, LLC,
as sole Lead Arranger and sole Bookrunner

and

FIFTH THIRD BANK AND U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agents

i

(continued)

ii

(continued)

iii

(continued)

iv

SCHEDULE I	Commitments

SCHEDULE 1.1(a)	List of Loan Parties

SCHEDULE 4.1	Borrowing Base Property

SCHEDULE 7.1(b)	Ownership Structure

SCHEDULE 7.1(f)	Properties

SCHEDULE 7.1(g)	Indebtedness and Guaranties

SCHEDULE 7.1(h)	Material Contracts

SCHEDULE 7.1(i)	Litigation

SCHEDULE 7.1(r)	Affiliate Transactions

EXHIBIT A	Form of Assignment and Assumption Agreement

EXHIBIT B	Form of Borrowing Base Certificate

EXHIBIT C	Form of Amended and Restated Hazardous Materials Indemnity Agreement

EXHIBIT D	Form of Amended and Restated Subsidiary Guaranty

EXHIBIT E	Reserved

EXHIBIT F	Form of Notice of Borrowing

EXHIBIT G	Form of Notice of Continuation

EXHIBIT H	Form of Notice of Conversion

EXHIBIT I	Reserved

EXHIBIT J	Form of Revolving Note

EXHIBIT K	Reserved

EXHIBIT L	Reserved

EXHIBIT M	Form of Disbursement Instruction Agreement

EXHIBIT N	Form of Compliance Certificate

EXHIBITS O-1-O-4	Forms of U.S. Tax Compliance Certificates

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THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of May 25, 2018, by and among LGI HOMES, INC., a corporation formed under the laws of the State of Delaware (the “Borrower”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 13.6 (the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), with WELLS FARGO SECURITIES, LLC, as sole Lead Arranger and sole Bookrunner (in such capacities, the “Arranger”) and FIFTH THIRD BANK and U.S. BANK NATIONAL ASSOCIATION (the “Documentation Agents”).
WHEREAS, the Borrower, the Administrative Agent, and the Existing Lenders, are party to that certain Second Amended and Restated Credit Agreement dated as May 25, 2017 (as heretofore amended, the “Existing Credit Agreement”);
WHEREAS, certain of the Borrower, the Subsidiary Guarantors and the Administrative Agent are party to the other “Loan Documents” (as such term is defined in the Existing Credit Agreement, and together with the Existing Credit Agreement, the “Existing Loan Documents”); and
WHEREAS, the Borrower, the Subsidiary Guarantors, the Lenders party hereto and the Administrative Agent have agreed to amend and restate the Existing Credit Agreement in its entirety as, and in accordance with and subject to the terms and conditions, set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:
ARTICLE I DEFINITIONS
Section 1.1 Definitions.
In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:
“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.
“Actual Costs” means, with respect to the acquisition of Land Held for Development, the acquisition and development of Lots Under Development, the acquisition of a Finished Lot or the construction of a Housing Unit on a Lot for a Model Housing Unit, Speculative Housing Unit or Presold Housing Unit, as applicable, the amount that the Borrower or any Subsidiary Guarantor has actually expended (to the extent such expenditures shall ultimately constitute costs of sales in accordance with GAAP, but it any event excluding general administrative corporate overhead) as of the last day of the most recent calendar month with respect to which the Borrower is required to have delivered a certificate pursuant to Section 9.4(d), for:
(a)the acquisition of such Land Held for Development;
(b)the acquisition and development of such Lots Under Development;
(c)the acquisition of such Finished Lot; or
(d)the construction of such Housing Unit on a Lot for a Model Housing Unit, Speculative Housing Unit or Presold Housing Unit.
“Additional Costs” has the meaning given that term in Section 5.1(b).
“Adjusted Appraised Value” means, with respect to each individual Housing Unit, (a) the Fair Market Value of the Floor Plan of such Housing Unit, as determined by the Appraisal, plus or minus, as the case may be, (b) the Fair Market Value of any major structural changes (e.g., basement or garage) included

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or not included in such individual Housing Unit, as such values are set forth in the Appraisal; provided, however, any adjustment pursuant to subclause (b) is subject to the Administrative Agent’s prior approval.
“Administrative Agent” means Wells Fargo Bank, National Association as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 12.10.
“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.
“Affected Lender” has the meaning given that term in Section 5.6.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Unless explicitly set forth to the contrary, a reference to an “Affiliate” means a reference to an Affiliate of the Borrower.
“Agreement” has the meaning given that term in the preamble hereto.
“Agreement Date” means the date as of which this Agreement is dated.
“Anti-Corruption Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any Loan Party or any Subsidiary is located or doing business.
“Anti-Money Laundering Law” means applicable laws or regulations in any jurisdiction in which any Loan Party or any Subsidiary is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Applicable Margin” means the percentage rate set forth below corresponding to the “Leverage Ratio” as determined in accordance with the definition thereof:

Level	Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	Less than or equal to 47.5%	2.65%	2.65%
2	Greater than 47.5% but less than 57.5%	2.90%	2.90%
3	Greater than or equal to 57.5%	3.25%	3.25%

The Applicable Margin for Loans shall be determined by the Administrative Agent from time to time, based on the Leverage Ratio as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 9.3. Any adjustment to the Applicable Margin shall be effective as of the first (1st) day of the calendar month immediately following the month during which the Borrower delivers to the Administrative Agent the applicable Compliance Certificate pursuant to Section 9.3. If the Borrower fails to deliver a Compliance Certificate pursuant to Section 9.3, the Applicable Margin shall equal the percentages

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corresponding to Level 3 until the first (1st) day of the calendar month immediately following the month that the required Compliance Certificate is delivered. Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the Administrative Agent first determines the Applicable Margin for Loans as set forth above, the Applicable Margin shall be determined based on Level 2. Thereafter, such Applicable Margin shall be adjusted from time to time as set forth in this definition. The provisions of this definition shall be subject to Section 2.6(c).
“Appraisal” means, with respect to any Property, an appraisal prepared by a M.A.I. (or other qualified appraiser acceptable to the Administrative Agent) commissioned by and addressed to the Administrative Agent (acceptable to the Administrative Agent as to form, substance and appraisal date), having at least the minimum qualifications required under Applicable Law governing the Administrative Agent and the Lenders, including without limitation FIRREA.
“Appraised Value” means, with respect to any Property, the applicable value of such Property as reflected in the most recent Appraisal of such Property as the same may have been adjusted by the Administrative Agent based upon its internal review of such Appraisal which is based on criteria and factors then generally used and considered by the Administrative Agent in determining the value of similar real estate properties (and after adjustment for any senior liens and regular and special tax assessments), which review shall be conducted prior to acceptance of such Appraisal by the Administrative Agent. “Appraised Value” shall be determined as follows:

Borrowing Base Property Type	Appraisal Basis
Presold Housing Unit	the Adjusted Appraised Value for such Presold Housing Unit
Speculative Housing Unit	the Adjusted Appraised Value for such Speculative Housing Unit
Model Housing Unit	the Adjusted Appraised Value for such Model Housing Unit
Finished Lot	“as-is” value
Lot Under Development	(i) “as is” value and (ii) hypothetical “as if complete” value;
Land Held for Development	“as-is” value

“Approved Fund” means any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.
“Approved Sales Contract” means a bona fide, legally binding, enforceable contract for the sale of a Housing Unit, between the Borrower (or a Subsidiary of the Borrower), as seller, and a thirty party unrelated to the Borrower, as buyer, with respect to which (i) the form and substance of such contract shall be normal and customary for that market, (ii) to the extent permitted by local law, a non-refundable market based earnest money deposit consistent with similar product type has been received by the Borrower, and (iii) the Borrower has received sufficient information that would indicate that such buyer has (A) submitted a mortgage loan application to a qualified single family mortgage lender for the financing of the acquisition of such Housing Unit, and (B) such single family mortgage lender has or can provide evidence that buyer is qualified for the financing designated in the contract. Notwithstanding the foregoing, if after the date of such contract any of the aforementioned conditions cease to exist, then such contract shall thereafter no longer be deemed an Approved Sales Contract. The Administrative Agent reserves the right to periodically audit the Borrower’s records to ensure that any Housing Unit designated as a Presold Housing Unit satisfies all of the conditions referenced above.
“Assignment and Assumption” means an Assignment and Assumption Agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.6),

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and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
“Bail-in Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.
“Base Rate” means the LIBOR Market Index Rate; provided, that if for any reason the LIBOR Market Index Rate is unavailable, Base Rate shall mean the per annum rate of interest equal to the Federal Funds Rate plus one and one-half percent (1.50%).
“Base Rate Loan” means a Revolving Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan.”
“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.
“Borrower Information” has the meaning given that term in Section 2.6(c).
“Borrowing Base” means an amount equal to the sum of the Borrowing Base Values of the Borrowing Base Properties as determined from time to time in accordance with this Agreement. Notwithstanding anything to the contrary contained herein:
(a)the aggregate Borrowing Base Value of Land Held for Development shall not exceed at any time twenty percent (20%) of the Borrowing Base (and any amount in excess of such limitation shall be excluded from the calculation of Borrowing Base);
(b)the aggregate Borrowing Base Value of Land Held for Development, Lots Under Development and Finished Lots shall not exceed at any time forty-five percent (45%) of the Borrowing Base (and any amount in excess of such limitation shall be excluded from the calculation of Borrowing Base);
(c)the aggregate Borrowing Base Value of Speculative Housing Units and Model Housing Units shall not exceed at any time sixty-five percent (65%) of the aggregate of the Borrowing Base Value of Speculative Housing Units, Model Housing Units and Presold Housing Units (and any amount in excess of such limitation shall be excluded from the calculation of Borrowing Base);
(d)the aggregate Borrowing Base, as otherwise calculated in accordance herewith, shall be reduced by an amount equal to the Permitted Deferred Purchase Price Debt Amount;

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(e)the aggregate Borrowing Base Value of Housing Units sold to third-party purchasers pursuant to Wholesale Sales Contracts shall not exceed at any time seven and one-half percent (7.5%) of the aggregate of the Borrowing Base Value of all Housing Units (and any amount in excess of such limitation shall be excluded from the calculation of Borrowing Base); and
(f)the aggregate Borrowing Base Value of any Borrowing Base Property located in a geographical market with less than two (2) consecutive calendar quarters of closings shall not exceed at any time ten percent (10%) of the Borrowing Base (and any amount in excess of such limitation shall be excluded from the calculation of Borrowing Base).
“Borrowing Base Certificate” means a report in substantially the form of Exhibit B, certified by the chief executive officer or the chief financial officer of the Borrower, setting forth the Borrowing Base Property, calculations required to establish the Borrowing Base Value for each Borrowing Base Property, the Borrowing Base for all Borrowing Base Properties as of a specified date, and a calculation of the Permitted Deferred Purchase Price Debt Amount, all in form and detail satisfactory to the Administrative Agent.
“Borrowing Base Property” means Eligible Property that the Administrative Agent has agreed to include in calculations of the Borrowing Base pursuant to Section 4.1. A Property shall be excluded from the determination of the Borrowing Base if at any time such Property shall cease to be an Eligible Property.
“Borrowing Base Values” means, with respect to a Borrowing Base Property (subject to any additional limitations set forth in the definition of “Borrowing Base”), an amount equal to:
(a)At all times prior to the occurrence of a Trigger Event:
(i)For Land Held for Development, fifty percent (50%) of the Actual Cost; provided, however, the Borrowing Base Value for any Land Held for Development included in the Borrowing Base as Land Held for Development for more than twenty-four (24) months shall be thirty percent (30%) of Actual Cost; provided, further, however, any Land Held for Development included in the Borrowing Base as Land Held for Development for more than thirty-six (36) months shall be excluded from the Borrowing Base, plus
(ii)For Lots Under Development, sixty-five percent (65%) of the Actual Costs; provided, however, that any Lots Under Development shall be excluded from this clause (ii) if either (1) no physical development activity has occurred on such Lot Under Development for nine (9) months or (2) such Lots Under Development are Land Held for Development and are not being physically developed into Finished Lots within six (6) months following the date that such Land Held for Development was first included in the Borrowing Base as a “Lot Under Development”; provided, further, however, any Lots Under Development included in the Borrowing Base as Lots Under Development for more than thirty-six (36) months shall be excluded from the Borrowing Base, plus
(iii)For Finished Lots, seventy percent (70%) of the Actual Costs; provided, however, the Borrowing Base Value for any Finished Lot shall decrease by five percent (5%) every six (6) months after any Finished Lots have been included in the Borrowing Base as a Finished Lot for more than eighteen (18) months (i.e., the first such reduction in Borrowing Base Value shall occur at month nineteen (19), and the second such reduction shall occur at month twenty-five (25), and so on); provided, further, however, any Finished Lots included in the Borrowing Base as Finished Lots for more than thirty-six (36) months shall be excluded from the Borrowing Base, plus
(iv)For Presold Housing Units, eighty-five percent (85%) of the Actual Costs, plus

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(v)For Speculative Housing Units, eighty percent (80%) of the Actual Costs; provided, however, any Speculative Housing Units included in the Borrowing Base as Speculative Housing Units for more than eighteen (18) months shall be excluded from the Borrowing Base, plus
(vi)For Model Housing Units, eighty percent (80%) of the Actual Costs; provided, however, the Borrowing Base Value for any Model Housing Unit shall decrease by five percent (5%) every six (6) months after any Model Housing Units have been included in the Borrowing Base as a Model Housing Unit for more than twenty-four (24) months (i.e., the first such reduction in Borrowing Base Value shall occur at month twenty-five (25), and the second such reduction shall occur at month thirty-one (31), and so on).
(b)At all times after to the occurrence of a Trigger Event:
(i)For Land Held for Development, the lesser of (a) fifty percent (50%) of the Actual Costs and (b) fifty percent (50%) of the Appraised Value for Land Held for Development; provided, however, the Borrowing Base Value for any Land Held for Development included in the Borrowing Base as Land Held for Development for more than twenty-four (24) months shall be the lesser of (x) thirty percent (30%) of the Actual Costs and (b) thirty percent (30%) of the Appraised Value for Land Held for Development; provided, further, however, any Land Held for Development included in the Borrowing Base as Land Held for Development for more than thirty-six (36) months shall be excluded from the Borrowing Base, plus
(ii)For Lots Under Development, the lesser of (a) sixty-five percent (65%) of the Actual Costs and (b) sixty-five percent (65%) of the Appraised Value for Lots Under Development; provided, however, the Appraised Value for Lots Under Development for purposes of calculating the Borrowing Base shall be equal to (Y) to the extent such Lots are being actively developed, (1) the hypothetical “as if complete” market value set forth in the applicable Appraisal multiplied by (2) the percentage of development completed with respect to such Lots (i.e., the development costs expended to date with respect to such Lots divided by the development budget with respect to such Lots) which such percentage shall not exceed one hundred percent (100%), and (Z) to the extent such Lots are not being actively developed, the “as-is” value set forth in the applicable Appraisal; provided further, however, that any Lots Under Development shall be excluded from this clause (ii) if either (1) no physical development activity has occurred on such Lot Under Development for six (6) months or (2) such Lots Under Development are Land Held for Development and are not being physically developed into Finished Lots within six (6) months following the date that such Land Held for Development was first included in the Borrowing Base as a “Lot Under Development;” provided, further, however, any Lots Under Development included in the Borrowing Base as Lots Under Development for more than thirty-six (36) months shall be excluded from the Borrowing Base, plus
(iii)For Finished Lots, the lesser of (a) seventy-five percent (75%) of the Actual Costs and (b) seventy-five percent (75%) of the Appraised Value for Finished Lots; provided, however, the Borrowing Base Value for any Finished Lot shall decrease by five percent (5%) (for each of the percentages described in subclauses (a) and (b) above) every six (6) months after any Finished Lot has been included in the Borrowing Base as a Finished Lot for more than eighteen (18) months (i.e., the first such reduction in Borrowing Base Value shall occur at month nineteen (19), and the second such reduction shall occur at month twenty-five (25), and so on); provided, further, however, any Finished Lots included in the Borrowing Base as Finished Lots for more than thirty-six (36) months shall be excluded from the Borrowing Base, plus
(iv)For Presold Housing Units, the lesser of (a) one hundred percent (100%) of the Actual Costs, and (b) eighty percent (80%) of the Appraised Value of Presold Housing Units;

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provided, however, the Appraised Value for each Presold Housing Unit for purposes of calculating the Borrowing Base shall be equal to (1) the Appraised Value for such Presold Housing Unit multiplied by (2) the percentage of construction completed with respect to such Housing Units (i.e., the construction costs expended to date with respect to such Housing Units divided by the construction budget with respect to such Housing Units), which such percentage shall not exceed one hundred percent (100%), plus
(v)For Speculative Housing Units, the lesser of (a) one hundred percent (100%) of the Actual Costs, and (b) eighty percent (80%) of the Appraised Value for Speculative Housing Units; provided, however, the Appraised Value for any Speculative Housing Unit that has been included in the Borrowing Base as any Collateral Category for more than twelve (12) months shall be seventy-five percent (75%) of the Appraised Value of Speculative Housing Units; provided, further, however, the Appraised Value for each Speculative Housing Unit for purposes of calculating the Borrowing Base shall be equal to (1) the Appraised Value for such Speculative Housing Unit multiplied by (2) the percentage of construction completed with respect to such Housing Units (i.e., the construction costs expended to date with respect to such Housing Units divided by the construction budget with respect to such Housing Units), which such percentage shall not exceed one hundred percent (100%); provided, further, however, any Speculative Housing Units included in the Borrowing Base as Speculative Housing Units for more than eighteen (18) months shall be excluded from the Borrowing Base, plus
(vi)For Model Housing Units, the lesser of (a) one hundred percent (100%) of the Actual Costs and (b) seventy-five percent (75%) of the Appraised Value for Model Housing Units; provided, however, the Borrowing Base Value for any Model Housing Unit shall decrease by five percent (5%) (for each of the percentages described in subclauses (a) and (b) above) every six (6) months after any Model Housing Unit has been included in the Borrowing Base as a Model Housing Unit for more than twenty-four (24) months (i.e., the first such reduction in Borrowing Base Value shall occur at month twenty-five (25), and the second such reduction shall occur at month thirty-one (31), and so on); provided, further, however, the Appraised Value for each Model Housing Unit for purposes of calculating the Borrowing Base shall be equal to (1) the Appraised Value for such Model Housing Unit multiplied by (2) the percentage of construction completed with respect to such Housing Units (i.e., the construction costs expended to date with respect to such Housing Units divided by the construction budget with respect to such Housing Units), which such percentage shall not exceed one hundred percent (100%).
(c)Following the occurrence of a Trigger Event, until the date that is ninety (90) days following the occurrence of such Trigger Event, the Borrowing Base Value for a Borrowing Base Property shall continue to be calculated based on the Actual Cost of such Property until such time as the Borrower has caused to be delivered to the Administrative Agent an Appraisal for such Property in accordance with Section 4.3.
“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday, Sunday or legal holiday) on which banks in New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.
“Capitalized Lease Obligations” means obligations under a lease (or other arrangement conveying the right to use property) to pay rent or other amounts that are required to be capitalized for financial reporting

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purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.
“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank or the Lenders, as collateral for Letter of Credit Liabilities or obligations of Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short‑term commercial paper rating of at least A‑2 or the equivalent by S&P or at least P‑2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven (7) days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A‑2 or the equivalent thereof by S&P or at least P‑2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.
“CDD Debt” means “low-floater” tax-exempt municipal bonds or other type of bond authorized by assessment district, improvement district or other community facilities district, to finance the development, construction and installation of infrastructure improvements on any Borrowing Base Property and off-site infrastructure improvements for the benefit of the project related to such Borrowing Base Property in connection with the development of the Borrowing Base Property, including without limitation roadway improvements, streets and utility lines and facilities.
“Collateral” means any real or personal property directly or indirectly securing any of the Obligations or any other obligation of a Person under or in respect of any Loan Document or Specified Derivatives Contract to which it is a party, and includes, without limitation, all property subject to a Lien created by a Security Document.
“Collateral Category” means each of Land Held for Development, Lots under Development, Finished Lots, Model Housing Units, Pre-Sold Housing Units and Speculative Housing Units.
“Commitment” means, as to a Lender, such Lender’s Revolving Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, and any successor statute.
“Compliance Certificate” has the meaning given that term in Section 9.3.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

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“Consolidated Debt” means the sum of the following (without duplication): (a) all funded debt of the Borrower and its respective Subsidiaries determined on a consolidated basis in accordance with GAAP, (b) all outstanding loan balances associated with recourse obligations of the Borrower or any Subsidiary not shown on the Borrower’s consolidated balance sheet including guarantees, (c) the principal amount of all financial surety bonds, non-cash secured letters of credit and/or tri-party agreements whether presented for payment or not, but excluding Performance Letters of Credit for which payment has not been demanded by the beneficiary and for which reimbursement by the Borrower or a Subsidiary has not been made, (d) net liabilities of the Borrower or any of its Subsidiaries under Derivatives Contracts, (e) the pro rata share of any Joint Venture indebtedness of the Borrower or any Subsidiary, (f) all indebtedness under the Subordinated Convertibles Notes, (g) contingent obligations of the Borrower and its respective Subsidiaries to the extent of amount then due and payable and (h) all Senior Notes Indebtedness.
“Consolidated Earnings” means, for any period, the amount which would be set forth opposite the caption “net income” (or any like caption) in a consolidated statement of income or operations of the Borrower and its Subsidiaries for such period prepared in accordance with GAAP.
“Continue,” “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.10.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convert,” “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.11.
“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Base Rate Loan into a LIBOR Loan, (c) the Continuation of a LIBOR Loan, and (d) the issuance of a Letter of Credit or the amendment of a Letter of Credit that extends the maturity, or increases the Stated Amount, of such Letter of Credit.
“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.
“Cutoff Date” means March 31, 2018.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.
“Default” means any of the events specified in Section 11.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Defaulting Lender” means, subject to Section 3.9(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due; (b) has notified the Borrower, the Administrative Agent or the Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s

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obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9(f)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, and each Lender.
“Derivatives Contract” means a “swap agreement” as defined in Section 101 of the Bankruptcy Code.
“Derivatives Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).
“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit M to be executed and delivered by the Borrower pursuant to pursuant to Section 6.1(a)(xi), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.
“Dollars” or “$” means the lawful currency of the United States of America.
“EBITDA” means, with respect to a Person for any period and without duplication: net income (loss) of such Person for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization; (ii) Interest Expense; (iii) income tax expense; (iv) extraordinary or nonrecurring items (excluding any real estate impairments); and (v) other items as approved by the Administrative Agent in its reasonable discretion. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to FASB ASC 805 and ASC 840. For purposes of this definition, nonrecurring items shall be deemed to include (x) gains and losses on early extinguishment of Indebtedness, (y) non-cash severance and other non-cash restructuring charges and (z) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP.

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“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 6.1 shall have been fulfilled or waived by all of the Lenders.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), provided that neither the Borrower nor any Affiliate of the Borrower shall be an Eligible Assignee.
“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is located on Entitled Land and constitutes Land Held for Development, Lots Under Development, Finished Lots, Presold Housing Units, Speculative Housing Units or Model Housing Units; (b) such Property is owned in fee simple by the Borrower or Subsidiary Guarantor; (c) such Property is located in the United States of America; (d) with respect to such Property, no payment or other material default by the Borrower or a Subsidiary Guarantor in the payment or performance of any assessment district obligations, special facility obligations or other similar obligations has occurred and is continuing with respect to such Property; (e) such Property is not subject to any Liens other than Permitted Liens; (f) if a Trigger Event has occurred (and the initial 90 day period after the occurrence of such Trigger Event or such longer period as the Administrative Agent shall agree in its reasonable discretion has lapsed), the Mortgage Requirements have been satisfied with respect to such Property; (g) if all or any portion of such Property secures Permitted Deferred Purchase Price Debt, no enforcement action has been taken or is threatened to be taken by any holder of such Permitted Deferred Purchase Price Debt; and (h) if a Trigger Event has occurred and all or any portion of such Property secures Permitted Deferred Purchase Price Debt, the Administrative Agent and the holder(s) of such Permitted Deferred Purchase Price Debt shall have entered into a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent.
“Entitled Land” means Residential Land owned 100% by the Borrower or by any Subsidiary Guarantor in fee simple with respect to which (i) all requisite zoning requirements and land use requirements for such Land’s then current use and state of development have been satisfied and (ii) the Borrower has sole control and management rights. “Entitled Land” shall include all Land Held for Development, Lots Under Development and Finished Lots.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification

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cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean‑up of Hazardous Materials, including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the United States Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.
“Equity Interest” means, with respect to any Person, (a) any share of capital stock of (or other ownership or profit interests in) such Person; (b) any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated; (c) any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests); and (d) any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within thirty (30) days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other

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than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).
“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for notice or lapse of time, or both, or any other condition has been satisfied.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under Section 31 of the Guaranty). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.6) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(g); and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning given such term in the recitals hereto.
“Existing Lenders” means the “Lenders” under the Existing Credit Agreement immediately prior to the Agreement Date.
“Existing Letters of Credit” means those “Letters of Credit” issued and outstanding under the Existing Credit Agreement immediately prior to the Agreement Date.
“Existing Loan Documents” has the meaning given to such term in the recitals hereto.

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“Existing Loans” means the “Revolving Loans” outstanding under the Existing Credit Agreement immediately prior to the Agreement Date.
“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions, and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent, provided that if the relevant screen rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Fee Letter” means that certain fee letter dated as of April 13, 2018, by and between the Borrower, the Administrative Agent, and Wells Fargo Securities, LLC.
“Fees” means the fees and commissions provided for or referred to in Section 3.5 and any other fees payable by the Borrower hereunder or under any other Loan Document.
“Finished Lots” means, Entitled Land (i) that has been legally subdivided for the construction of Housing Units, (ii) that has been graded substantially in accordance with all grading plans approved by the applicable agencies and contains level building pads (except for any fine or precise grading to be completed immediately prior to vertical construction), (iii) that has all water, sewer, electrical and other utility services for planned residences installed and stubbed to the lot behind the sidewalk, (iv) that has all storm drain, sewer, curb, gutter, sidewalk and pavement for public access constructed and installed, except for any final lift of the streets and lateral connections to Housing Units, (v) that has all property corners surveyed and marked and any required survey monumentation installed, and (vi) with respect to which all applicable development fees (including, without limitation, school and development impact fees) that are required to be paid prior to obtaining a building permit have been paid other than building permit and plan check fees. Except as otherwise expressly provided in this Agreement, the term “Finished Lot” shall not include any Land upon which the construction of a Housing Unit has commenced.
“FIRREA” means the Financial Institution Recovery, Reform and Enforcement Act of 1989, as amended.
“Floor Plan” means, with respect to any Housing Unit to be constructed by the Borrower or any Subsidiary, the type or types of single-family attached or detached single-family dwellings (including without

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limitation condominiums or townhomes) that are or will be available for sale by the Borrower or any Subsidiary in a housing project.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.
“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi‑governmental, judicial, administrative, public or statutory instrumentality, authority (including any supranational bodies such as the European Union or the European Central Bank), body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.
“Guaranteed Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation).
“Guarantor” means any Person that is party to the Guaranty as a “Guarantor” and shall in any event include each Material Subsidiary.
“Guaranty,” “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account

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of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean, individually or collectively as the context may require, each guaranty executed and delivered pursuant to Section 6.1 or 8.14 and substantially in the form of Exhibit D.
“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.
“Hazardous Materials Indemnity Agreement” means the Third Amended and Restated Hazardous Materials Indemnity Agreement dated as of the Agreement Date among the Borrower, the Subsidiary Guarantors and the Administrative Agent, for its benefit and the benefit of the other Lender Parties, as modified, amended, supplemented or restated from time to time.
“Housing Unit” means a single-family attached or detached dwelling (including without limitation a condominium or townhome), including the Lot on which such dwelling is located, for which a building permit has been issued and construction has begun and that is or will be available for sale by the Borrower or any Subsidiary Guarantor. Each “Housing Unit” is a Presold Housing Unit, a Speculative Housing Unit or a Model Housing Unit.
“Improvements” means all Housing Units and any other improvements, buildings, structures, equipment, fixtures and amenities located on the Lots owned by the Borrower or any Subsidiary Guarantor.
“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (excluding trade debt incurred in the ordinary course of business not more than thirty (30) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) net obligations under any Derivatives Contract not entered into as a hedge against interest rate risk in respect of existing Indebtedness, in an amount equal to the Derivatives Value thereof at such time (but in no event less than zero); (h) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability); and (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become

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liable for the payment of such Indebtedness or other payment obligation. Indebtedness of a Person shall include Indebtedness of any other Person to the extent such Indebtedness is recourse to such first Person. All Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document, and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.
“Intellectual Property” has the meaning given that term in Section 7.1(s).
“Interest Expense” means, with respect to a Person and for any period, without duplication, total interest expense of such Person (whether expensed or capitalized, including (i) capitalized interest charged to cost of sales and (ii) capitalized interest not funded under a construction loan interest reserve account) determined on a consolidated basis in accordance with GAAP for such period.
“Interest Period” means, with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first (1st), third (3rd) or sixth (6th) calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.
Notwithstanding the foregoing: (i) if any Interest Period for a Loan would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. For purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Issuing Bank” means Wells Fargo in its capacity as an issuer of Letters of Credit pursuant to Section 2.4.
“Joint Venture” shall mean any Person (other than a Subsidiary) in which the Borrower or a Subsidiary holds any Equity Interest.
“Land” shall mean land owned by the Borrower or a Subsidiary Guarantor, which land is being developed or is held for future development or sale, including, without limitation, Residential Land and land being developed for commercial purposes or held for future development or sale for commercial purposes.

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“Land Held for Development” means Entitled Land being held for development which is zoned to permit single-family residential development (attached or detached) as a use by right (or comparable classification under local law) but which is not developed.
“Land Value” means, at any time, the difference of (a) the net book value of Land, minus (b) CDD Debt associated with such Land in an amount not to exceed twenty-five million dollars ($25,000,000) of CDD Debt in the aggregate (which CDD Debt should match what is being carried on the asset side of the Borrower’s financials with respect to the relevant Land).
“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns; provided, however, that the term “Lender”, except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.
“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Bank, the Specified Derivatives Providers, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 12.7, any other holder from time to time of any of any Obligations and, in each case, their respective successors and permitted assigns.
“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.
“Letter of Credit” has the meaning given that term in Section 2.4(a).
“Letter of Credit Collateral Account” means a special deposit account maintained by the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and under the sole dominion and control of the Administrative Agent.
“Letter of Credit Disbursements” has the meaning given to that term in Section 3.9(b).
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document, other than this Agreement and the other Loan Documents, governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.
“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit (a) the Stated Amount of such Letter of Credit, plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Lender then acting as Issuing Bank) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.4 in the related Letter of Credit, and the Lender then acting as the Issuing Bank shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders (other than the Lender then acting as the Issuing Bank) of their participation interests under such Section.
“Leverage Ratio” means, for any fiscal quarter of the Borrower, the ratio of (a) Consolidated Debt on the last day of such fiscal quarter to (b) Total Capitalization on the last day of such fiscal quarter.
“LIBOR” means, subject to the implementation of a Replacement Rate in accordance with Section 5.2(b), for any interest rate calculation with respect to a LIBOR Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor

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quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first (1st) day of the applicable Interest Period. If, for any reason, such rate is not so published then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.
Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.
Notwithstanding the foregoing, (x) in no event shall LIBOR (including, without limitation, any Replacement Rate with respect thereto) be less than 0.0% per annum and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 5.2(b), in the event that a Replacement Rate with respect to LIBOR is implemented then all references herein to LIBOR shall be deemed references to such Replacement Rate.
“LIBOR Loan” means a Revolving Loan (or any portion thereof) (other than a Base Rate Loan) bearing interest at a rate based on LIBOR.
“LIBOR Market Index Rate” means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 10:00 a.m. Central time for such day (rather than 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period as otherwise provided in the definition of “LIBOR”), or if such day is not a Business Day, the immediately preceding Business Day; provided that, if the rate of interest determined as provided above with respect to any LIBOR Loan for a one-month Interest Period would be less than 0.0% per annum, then the rate of interest with respect to such LIBOR Loan for such Interest Period shall be deemed to be 0.0% per annum. The LIBOR Market Index Rate shall be determined on a daily basis.
“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.
“Liquidity” means (a) Unrestricted Cash, plus (b) the difference of (i) Maximum Loan Availability, minus (ii) the aggregate principal amount of all outstanding Loans plus the aggregate amount of all Letter of Credit Liabilities.
“Loan” means a Revolving Loan.
“Loan Document” means this Agreement, each Note, each Security Document, each Letter of Credit Document, the Fee Letter and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than any Specified Derivatives Contract).

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“Loan Party” means each of the Borrower, each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral to secure all or any portion of the Obligations. Schedule 1.1(a) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.
“Lot” means a Finished Lot or a lot that is part of Lots Under Development that the Borrower or any Subsidiary Guarantor intends to make into a Finished Lot.
“Lots Under Development” means all Land Held for Development with respect to which the Borrower or any Subsidiary Guarantor has obtained all necessary approvals for its subdivision for residential housing units (including condominium units), and which the Borrower or any Subsidiary Guarantor is actively developing into Finished Lots; provided, however, that the term “Lots Under Development” shall not include any land upon which the construction of a residential housing unit has commenced.
“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in the case of each of clauses (a) through (c), on or prior to the Maturity Date.
“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations, other than those for the payment of money, under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders, the Issuing Bank and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or the timely payment of all Reimbursement Obligations.
“Material Contract” means any contract or other arrangement (other than Loan Documents and Specified Derivatives Contracts), whether written or oral, to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
“Material Subsidiary” means any Subsidiary (i) having gross assets equal to or greater than $500,000.00 in value, (ii) owning a direct or indirect equity interest in any Joint Venture having gross assets equal to or greater than $500,000.00 in value, (iii) having assets constituting Borrowing Base Property, or (iv) that is a guarantor of any Senior Notes Indebtedness or under any Senior Notes Indenture.
“Maturity Date” means the Revolving Loan Termination Date.
“Maximum Loan Availability” means, at any time, the least of (a) the aggregate of the Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof, (b) the Borrowing Base, (c) until (i) a Trigger Event has occurred and (ii) the Borrower has complied with Section 4.3 in all respects, the amount, if any, by which (i) the Borrowing Base exceeds (ii) the sum of (x) Senior Notes Indebtedness, plus (y) Other Unsecured Indebtedness unless such Other Unsecured Indebtedness constitutes Subordinated Debt, plus (z) the Subordinated Convertible Notes at any time the Subordinated Convertible Notes no longer constitute Subordinated Debt, and (d) the maximum Indebtedness permitted to be incurred under this Agreement pursuant to the terms of any Senior Notes Indebtedness or Senior Notes Indenture.

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“Model Housing Unit” means, a Housing Unit that will be or has been constructed initially for use as an information center or sales office and that is not intended to be sold until all or substantially all other Housing Units in the applicable subdivision are sold.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Mortgage” means a mortgage, deed of trust, deed to secure debt, or similar security instrument made by a the Borrower or Subsidiary Guarantor owning an interest in real estate granting a Lien on such interest in real estate in favor of the Administrative Agent, for its benefit and the benefit of the other Lender Parties, as security for the payment and performance of the Obligations and other Guaranteed Obligations.
“Mortgage Requirements” has the meaning given that term in Section 4.3(c).
“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.
“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
“Net Proceeds” means with respect to an Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance, net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.
“New Lenders” means the Lenders (other than Existing Lenders) party to this Agreement on the Agreement Date.
“Non-Defaulting Lender” means, at any time, each Revolving Lender that is not a Defaulting Lender at such time.
“Non-Recourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.
“Note” means a Revolving Note.
“Notice of Borrowing” means a notice substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1(b), evidencing the Borrower’s request for a borrowing of Revolving Loans.
“Notice of Continuation” means a notice substantially in the form of Exhibit G (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit)

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to be delivered to the Administrative Agent pursuant to Section 2.10, evidencing the Borrower’s request for the Continuation of a LIBOR Loan.
“Notice of Conversion” means a notice substantially in the form of Exhibit H (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.11, evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.
“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent, the Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include any indebtedness, liabilities, obligations, covenants or duties in respect of Specified Derivatives Contracts.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“Off-Balance Sheet Obligations” means, with respect to a Person: (a) obligations of such Person in respect of any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person has sold, conveyed or otherwise transferred, or granted a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose Subsidiary or Affiliate of such Person; (b) obligations of such Person under a sale and leaseback transaction that does not create a liability on the balance sheet of such Person; (c) obligations of such Person under any so-called “synthetic” lease transaction; and (d) obligations of such Person under any other transaction which is the functional equivalent of, or takes the place of, a borrowing but which does not constitute a liability on the balance sheet of such Person; and (e) in the case of the Borrower, liabilities and obligations of the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Borrower’s report on Form 10-Q or Form 10-K (or their equivalents) which the Borrower is required to file with the SEC.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment of any interest in the Loan Documents (other than an assignment made pursuant to Section 5.6).
“Other Unsecured Indebtedness” means unsecured Indebtedness other than the Senior Notes Indebtedness; provided, however, prior to the time that (x) any and all of the obligations with respect to

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Subordinated Convertible Notes have been satisfied and discharged in accordance with the terms of the Subordinated Convertible Notes Indenture, (y) any and all of the outstanding Subordinated Convertible Notes have been converted to common stock of the Borrower in accordance with the terms of the Subordinated Convertible Notes Indenture or (z) the Subordinated Convertible Notes Indenture, and the terms and conditions of the Subordinated Convertible Notes, have been amended or supplemented, concurrently with the issuance of Senior Notes Indebtedness in accordance with the terms of this Agreement, to eliminate any contractual or other subordination of such Subordinated Convertible Notes to the Obligations, such Indebtedness shall be (i) subordinate in right of payment and otherwise to the Loans, the other Obligations and the other Guaranteed Obligations to the extent the Subordinated Convertible Notes are so subordinated as of the Agreement Date under the terms of the Subordinated Convertible Notes Indenture or, if amended after the Agreement Date, then otherwise subordinated in a manner satisfactory to the Administrative Agent in its sole and absolute discretion, and (ii) not guaranteed by any Subsidiary Guarantor unless such guarantee is expressly subordinated to the Guaranteed Obligations.
“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.
“Participant” has the meaning given that term in Section 13.6(d).
“Participant Register” has the meaning given that term in Section 13.6(d).
“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.
“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.
“Performance Letter of Credit” shall mean any Letter of Credit or surety bond issued on behalf of the Borrower or a Subsidiary in favor of a municipality, other Governmental Authority, utility, water or sewer authority, or other similar entity for the purpose of assuring such beneficiary of the Letter of Credit or surety bond of the proper and timely completion of construction work.
“Permitted Deferred Purchase Price Debt” means Indebtedness in the nature of deferred purchase price (including earnout, deferred additional payment or similar incentive arrangements) owed to sellers of Land and incurred by the Borrower or a Subsidiary in the ordinary course of business in connection with the purchase of such Land in an amount reasonably projected in good faith by the Borrower to be payable to such seller not to exceed $15,000,000 in the aggregate outstanding at any time.
“Permitted Deferred Purchase Price Debt Amount” means, with respect to Permitted Deferred Purchase Price Debt, the aggregate amount reasonably projected in good faith by the Borrower to be payable by the Borrower or any Subsidiary to any holder thereof.
“Permitted Investment” means the following:
(a)Investments in Cash Equivalents;
(b)Investments in or loans or advances to Subsidiary Guarantors;

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(c)Investments in or loans or advances to Subsidiaries which are not Guarantors; provided that any such investments, loans and advances do not exceed $500,000 in the aggregate per Subsidiary at any one time;
(d)Investments in, loans or advances to Joint Ventures;
(e)guarantees of payment or collection of the Indebtedness of a Joint Venture by the Borrower or any Subsidiary in an amount not to exceed $10,000,000 in the aggregate at any one time;
(f)Investments in Rental Pool Assets by the Borrower or any Subsidiary in an amount not to exceed $7,500,000 in the aggregate at any time; and
(g)other Investments not included under clauses (a) through (f) above which do not, in the aggregate, exceed $5,000,000 at any one time.
“Permitted Liens” means, with respect to any asset or property of a Person:
(a)    Liens securing Taxes imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) which are not at the time required to be paid or discharged under Section 8.6;
(b)    the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under Section 8.6;
(c)    Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws;
(d)    Liens consisting of encumbrances in the nature of zoning restrictions, easements, rights-of-way, plats, declarations of covenants, condominium declarations, similar encumbrances and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person;
(e)    Liens in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties;
(f)    Liens in favor of property owners’ associations that are not yet due and payable or, to the extent due and payable, being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and as to which the property subject to such Lien is not yet subject to foreclosure, sale or loss on account thereof;
(g)    Liens incurred or deposits made to secure the performance of bids, tenders, leases, contracts (other than for the payment of money), public or statutory obligations, surety, stay, appeal, indemnity, performance, or other similar bonds, developer’s or other obligations to make on-site or off-site improvements or other similar obligations arising in the ordinary course of business;
(h)     Liens on Property purchased, in part, with Permitted Deferred Purchase Price Debt that secure such Permitted Deferred Purchase Price Debt;
(i)     Liens securing Capitalized Lease Obligations allowed by Section 10.6(l);
(j)     Liens securing CDD Debt; and
(k)    Other Liens that do not secure borrowed money and that are permitted by the Administrative Agent in its reasonable discretion.

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“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.
“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Plans and Specifications” means the final architectural and civil plans and specifications, including without limitation all maps, sketches, diagrams, surveys, drawings and lists of materials, for the development of the Land.
“Post-Default Rate” means, (a) in respect of any principal of any Loan or any Reimbursement Obligation, the rate otherwise applicable plus an additional two percent (2.0%) per annum, and (b) with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus two percent (2.0%).
“Presold Housing Unit” means a Housing Unit which is subject to an Approved Sales Contract.
“Principal Office” means the office of the Administrative Agent located at 600 South 4th Street, 9th Floor, Minneapolis, Minnesota 55415, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.
“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a) the amount of such Lender’s Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Lenders; provided, however, that if at the time of determination the Revolving Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of the unpaid principal amount of all outstanding Revolving Loans and Letter of Credit Liabilities owing to such Lender as of such date to (B) the sum of the aggregate unpaid principal amount of all outstanding Revolving Loans and Letter of Credit Liabilities of all Lenders as of such date. If at the time of determination the Commitments have terminated and there are no outstanding Loans or Letter of Credit Liabilities, then the Pro Rata Shares of the Lenders shall be determined as of the most recent date on which Commitments were in effect or Loans or Letters of Credit Liabilities were outstanding.
“Property” means a parcel (or group of related parcels) of real property owned by the Borrower, any Subsidiary or any Unconsolidated Affiliate.
“Protective Advances” means all sums expended as determined by the Administrative Agent to be necessary or appropriate after the Borrower fails to do so when required: (a) to protect the validity, enforceability, perfection or priority of the Liens in any of the Collateral and the instruments evidencing the Obligations; (b) to prevent the value of any Collateral from being materially diminished (assuming the lack of such a payment within the necessary time frame could potentially cause such Collateral to lose value); or (c) to protect any of the Collateral from being materially damaged, impaired, mismanaged or taken, including, without limitation, any amounts expended in connection therewith in accordance with Section 12.3.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Rating Agency” means S&P, Moody’s, Fitch or any other nationally recognized securities rating agency selected by the Borrower and approved of by the Administrative Agent in writing.

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“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Register” has the meaning given that term in Section 13.6(c).
“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change,” regardless of the date enacted, adopted or issued.
“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Issuing Bank for any drawing honored by the Issuing Bank under a Letter of Credit.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.
“Release Consideration” means: (a) if no Event of Default exists, the amount necessary, if any, such that the outstanding principal balance of the Loans together with the aggregate amount of all Letter of Credit Liabilities will not exceed the Maximum Loan Availability after giving effect to such request (the Borrowing Base portions of Maximum Loan Availability to be based off of the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 9.4(d)), and (b) if an Event of Default exists, the greater of: (i) one hundred percent (100%) of net sales proceeds from the sale or disposition of the Collateral to be released from a Mortgage (being the gross sales price less reasonable, ordinary and necessary expenses therefor), and (ii) the Borrowing Base Value for such Collateral to be released from a Mortgage (as set forth in the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 9.4(d)).
“Rental Pool Asset” means a completed single-family attached or detached dwelling (including without limitation a condominium or townhome), including the Lot on which such dwelling is located which has been transferred to LGI Living, LLC. A Rental Pool Asset shall not be entitled to Borrowing Base credit.
“Replacement Rate” has the meaning assigned thereto in Section 5.2(b).
“Requisite Lenders” means, as of any date, (a) Lenders (which shall include the Lender then acting as the Administrative Agent) having at least sixty-six and two-thirds percent (66‑2/3%) of the aggregate amount of the Revolving Commitments of all Lenders, or (b) if the Revolving Commitments have been terminated or reduced to zero, Lenders (which shall include the Lender then acting as the Administrative Agent) holding at least sixty-six and two thirds percent (66‑2/3%) of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders. For purposes of this definition, a Lender shall be

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deemed to hold a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.
“Residential Land” means land owned by the Borrower or a Subsidiary Guarantor, which land is being developed for residential purposes or is held for future development or sale for residential purposes. “Residential Land” shall include all Land Held for Development, Lots Under Development and Finished Lots.
“Responsible Officer” means the chief executive officer and the chief financial officer of the Borrower.
“Revolving Commitment” means, as to each Lender, such Lender’s obligation to make Revolving Loans pursuant to Section 2.1, to issue (in the case of the Issuing Bank) and to participate (in the case of the other Lenders) in Letters of Credit pursuant to Section 2.4(i), in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Revolving Commitment Amount” or as set forth in any applicable Assignment and Assumption, or agreement executed by a Person becoming a Lender in accordance with Section 2.17, as the same may be reduced from time to time pursuant to Section 2.13 or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 13.6 or increased as appropriate to reflect any increase effected in accordance with Section 2.17. The aggregate Revolving Commitment on the Effective Date is $750,000,000. Notwithstanding anything to the contrary contained in this Agreement, if the Borrower or any Subsidiary enters into any Senior Notes Indebtedness after the Effective Date, the aggregate amount of the Revolving Commitments shall be automatically and permanently cancelled on the date such Senior Notes Indebtedness is incurred by the amount necessary such that the aggregate Commitments under this Agreement, as of the date the Senior Notes Indebtedness is incurred, do not exceed the maximum amount of Indebtedness permitted to be incurred under such Senior Notes Indebtedness or Senior Notes Indenture entered into in connection therewith. Any such cancellation shall be allocated to each Lender’s Commitment ratably in accordance with its Pro Rata Share and Administrative Agent shall promptly provide to Lenders a new Schedule I to this Agreement reflecting the cancellation of the aggregate Commitment.
“Revolving Commitment Percentage” means, as to each Lender with a Revolving Commitment, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Revolving Lenders; provided, however, that if at the time of determination the Revolving Commitments have been terminated or been reduced to zero, the “Revolving Commitment Percentage” of each Lender shall be the ratio, expressed as a percentage, of (x) such Lender’s Revolving Credit Exposure to (y) the aggregate Revolving Credit Exposure of all Revolving Lenders.
“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in Letter of Credit Liabilities at such time.
“Revolving Lender” means a Lender having a Revolving Commitment, or if the Revolving Commitments have terminated, holding any Revolving Loans.
“Revolving Loan” means a loan made by a Revolving Lender to the Borrower pursuant to Section 2.1(a).
“Revolving Loan Termination Date” means May 31, 2021, or such later date to which the Revolving Loan Termination Date may be extended pursuant to Section 2.14.
“Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit J, payable to the order of a Revolving Lender in a principal amount equal to the amount of such Lender’s Revolving Commitment.

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“Sanction” or “Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including, without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury, the European Union or any other Governmental Authority with jurisdiction over the Borrower or any of its Subsidiaries.
“Sanctioned Country” means, at any time, a country, territory or region which is, or whose government is, the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons published by any Governmental Authority of the United States of America, including, without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury, the European Union or any other Governmental Authority with jurisdiction over the Borrower or any of its Subsidiaries, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) any agency of the government of a Sanctioned Country or (d) any Person Controlled by any Person or agency described in any of the preceding clauses (a) through (c).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property and, in the case of the Borrower, shall include (without duplication) the Borrower’s Ownership Share of the Secured Indebtedness of its Unconsolidated Affiliates.
“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.
“Security Document” means the Subsidiary Guaranty, any Mortgage, any security agreement and any financing statement, or other document, instrument or agreement creating, evidencing or perfecting the Administrative Agent’s Liens in any of the Collateral.
“Senior Notes Indebtedness” means any unsecured high yield or other bond Indebtedness entered into by the Borrower or any Subsidiary after the Effective Date in accordance with the terms of this Agreement; provided, however, prior to the time that (x) any and all of the obligations with respect to Subordinated Convertible Notes have been satisfied and discharged in accordance with the terms of the Subordinated Convertible Notes Indenture, (y) any and all of the outstanding Subordinated Convertible Notes have been converted to common stock of the Borrower in accordance with the terms of the Subordinated Convertible Notes Indenture or (z) the Subordinated Convertible Notes Indenture, and the terms and conditions of the Subordinated Convertible Notes, have been amended or supplemented, concurrently with the issuance of Senior Notes Indebtedness in accordance with the terms of this Agreement, to eliminate any contractual or other subordination of such Subordinated Convertible Notes to the Obligations, such Indebtedness shall be (i) subordinate in right of payment and otherwise to the Loans, the other Obligations and the other Guaranteed Obligations to the extent the Subordinated Convertible Notes are so subordinated as of the Agreement Date under the terms of the Subordinated Convertible Notes Indenture or, if amended after the Agreement Date, then otherwise subordinated in a manner satisfactory to the Administrative Agent in its sole and absolute discretion, and (ii) not guaranteed by any Subsidiary Guarantor unless such guarantee is expressly subordinated to the Guaranteed Obligations.
“Senior Notes Indenture” means, individually or collectively as the context may suggest or require, any indenture, contract or instrument entered into by the Borrower or any Subsidiary after the Effective Date in accordance with the terms of this Agreement evidencing, providing for the creation of or otherwise concerning the Senior Notes Indebtedness.

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“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.
“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Derivatives Provider, and which was not prohibited by any of the Loan Documents when made or entered into.
“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Borrower or its Subsidiaries under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.
“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Specified Derivatives Contract with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender (including on the Effective Date), is a party to a Specified Derivatives Contract with a Loan Party, in each case in its capacity as a party to such Specified Derivatives Contract.
“Speculative Housing Units” means, any Housing Unit owned by the Borrower or any Subsidiary Guarantor that is not a Presold Housing Unit or a Model Housing Unit. For the purposes of this Agreement, during such time as a Rental Pool Asset is not rented by a third party, such Rental Pool Asset shall be considered a Speculative Housing Unit for the purposes of Section 10.1(g).
“S&P” means Standard & Poor’s Ratings Services, a S&P Global Inc. business, or any successor.
“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.
“Subordinated Convertible Notes” means the 4.25% Convertible Notes due 2019, issued by the Borrower pursuant to the Subordinated Convertible Notes Indenture.
“Subordinated Convertible Notes Indenture” means that certain Indenture dated as of November 21, 2014, between the Borrower and Wilmington Trust, National Association, as trustee, relating to the Subordinated Convertible Notes.
“Subordinated Debt” means (i) the Subordinated Convertible Notes until such time as the Subordinated Convertible Notes Indenture, and the terms and conditions of the Subordinated Convertible Notes, have been amended or supplemented to eliminate any contractual or other subordination of the Subordinated Convertible Notes to the Obligations; provided that no supplemental indenture evidencing such amendment or supplement shall become operative or effective unless such supplemental indenture becomes operative or effective concurrent with the issuance of any Senior Notes Indebtedness in accordance with the terms of this Agreement, and (ii) Indebtedness for money borrowed by the Borrower or any of its Subsidiaries that is unsecured and contains subordination and other provisions providing that such Indebtedness is subordinated in right of payment to the Loans, the other Obligations and the other Guaranteed Obligations in a manner satisfactory to the Administrative Agent in its sole and absolute discretion.
“Subsidiary” means, for any Person, any (a) corporation, (b) partnership, (c) limited liability company or (d) other entity, (i) of which at least a majority of the Equity Interests of such Person having by

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the terms thereof the ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency), and (ii) which is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP, provided that no Joint Venture shall be a Subsidiary.
“Subsidiary Guarantor” means each of the Borrower’s Subsidiaries listed as a “Subsidiary Guarantor” on Schedule 1.1(a) hereto and each Subsidiary of the Borrower which becomes a “Subsidiary Guarantor” pursuant to an Accession Agreement as provided in Section 8.14.
“Subsidiary Guaranty” means the Third Amended and Restated Subsidiary Guaranty dated as of the Agreement Date by Subsidiary Guarantors in favor of the Administrative Agent, for its benefit and the benefit of the other Lender Parties, as modified, amended, supplemented or restated from time to time.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Tangible Net Worth” means, as of a given date, the stockholders’ equity of the Borrower and its Subsidiaries determined on a consolidated basis minus the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tie-In Jurisdiction” means a jurisdiction in which a “tie-in” endorsement may be obtained for a title insurance policy covering Property located in such jurisdiction, which endorsement effectively ties coverage to other title insurance policies covering properties located in other jurisdictions.
“Titled Agent” has the meaning given that term in Section 12.11.
“Total Capitalization” means, for any fiscal quarter of the Borrower, Consolidated Debt plus Tangible Net Worth.
“Trigger Event” means the occurrence of one or more of the following events:
(a)If, at the end of any fiscal quarter, the ratio of (i) EBITDA of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters most recently ended, to (ii) Interest Expense of the Borrower and its Subsidiaries for such period, shall be less than 4.00 to 1.00; and/or
(b)If, at the end of any fiscal quarter, the Leverage Ratio is greater than or equal to fifty-seven and one-half percent (57.5%).
“Type” with respect to any Revolving Loan refers to whether such Loan or portion thereof is a LIBOR Loan or a Base Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.
“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

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“Unrestricted Cash” of a Person means the cash and Cash Equivalents of such Person that would not be identified as “restricted” on a balance sheet of such Person prepared in accordance with GAAP.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10(g)(ii)(B)(III).
“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.
“Wholesale Sales Contracts” means a bona fide, legally binding, enforceable contract or contracts for the sale of ten (10) or more Housing Units to a single buyer or Affiliates of such buyer.
“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.
“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means (a) the Borrower, (b) any other Loan Party, and (c) the Administrative Agent, as applicable.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2 General; References to Central Time.
(a)    References to GAAP. Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the appropriate Lenders pursuant to Section 13.7); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities.
(b)    Other References. References in this Agreement to “Sections,” “Articles,” “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. All Exhibits and Schedules are incorporated herein. references in this Agreement to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto; (ii) except as expressly provided otherwise in any Loan Document, shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby; and (iii) shall mean such document,

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instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
(c)    References to Central Time. Unless otherwise indicated, all references to time are references to Central time daylight or standard, as applicable.
Section 1.3 Financial Attributes of Non-Wholly Owned Subsidiaries.
When determining the Applicable Margin and compliance by the Borrower with any financial covenant contained in any of the Loan Documents, only the Ownership Share of the Borrower of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included when including financial information from a Subsidiary that is not a Wholly Owned Subsidiary.
Section 1.4 Rates.
The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBOR”.
ARTICLE II CREDIT FACILITY
Section 2.1 Revolving Loans.
(a)Making of Revolving Loans. Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.16, each Revolving Lender severally and not jointly agrees to make Revolving Loans to the Borrower during the period from and including the Effective Date to but excluding the Revolving Loan Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Revolving Commitment. Each borrowing of Revolving Loans that are to be (i) Base Rate Loans shall be in an aggregate minimum amount of $1,000,000.00 and integral multiples of $100,000.00 in excess thereof and (ii) LIBOR Loans shall be in an aggregate minimum amount of $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof. Notwithstanding the immediately preceding two sentences but subject to Section 2.16, a borrowing of Revolving Loans may be in the aggregate amount of the unused Revolving Commitments. Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.
(b)Requests for Revolving Loans. Not later than (i) 11:00 a.m. Central time at least one (1) Business Day prior to a borrowing of Revolving Loans that are to be Base Rate Loans and (ii) 11:00 a.m. Central time at least three (3) Business Days prior to a borrowing of Revolving Loans that are to be LIBOR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing. Each Notice of Borrowing shall specify the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day), the use of the proceeds of such Revolving Loans, the Type of the requested Revolving Loans, and if such Revolving Loans are to be LIBOR Loans, the initial Interest Period for such Revolving Loans. Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower. Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Revolving Loan will be a Base Rate Loan or a LIBOR Loan) request that the Administrative Agent provide the Borrower with the most recent LIBOR available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request

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or as soon as possible thereafter. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may submit no more than two (2) Notices of Borrowing in any one business week.
(c)Funding of Revolving Loans. Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Revolving Lender of the proposed borrowing. Each Revolving Lender shall deposit an amount equal to the Revolving Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 11:00 a.m. Central time on the date of such proposed Revolving Loans. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified in the Disbursement Instruction Agreement, not later than 2:00 p.m. Central time on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by the Administrative Agent.
(d)Assumptions Regarding Funding by Revolving Lenders. With respect to Revolving Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Revolving Lender that such Lender will not make available to the Administrative Agent a Revolving Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Revolving Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Revolving Loan with interest thereon, for each day from and including the date such Revolving Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays to the Administrative Agent the amount of such Revolving Loan, the amount so paid shall constitute such Lender’s Revolving Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Revolving Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Lender.
Section 2.2 Reserved.
Section 2.3 Reserved.
Section 2.4 Letters of Credit.
(a)Letters of Credit. Subject to the terms and conditions of this Agreement, including, without limitation, Section 2.16, the Issuing Bank, on behalf of the Revolving Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date thirty (30) days prior to the Revolving Loan Termination Date, one or more standby letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $25,000,000.00.
(b)Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Issuing Bank and the Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the date that is thirty (30) days prior to the Revolving Loan Termination Date, or (ii) any Letter of Credit have an initial duration in excess of one year; provided, however,

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a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Issuing Bank but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the date that is thirty (30) days prior to the Revolving Loan Termination Date.
(c)Requests for Issuance of Letters of Credit. The Borrower shall give the Issuing Bank and the Administrative Agent written notice at least five (5) Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the Issuing Bank. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Section 6.2, the Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event shall Issuing Bank be obligated to deliver the requested Letter of Credit prior to the date five (5) Business Days following the date after which the Issuing Bank has received all of the items required to be delivered to it under this subsection. The Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank or any Revolving Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. Upon the written request of the Borrower, the Issuing Bank shall deliver to the Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.
(d)Reimbursement Obligations. Upon receipt by the Issuing Bank from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by the Issuing Bank as a result of such demand and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand; provided, however, that the Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse the Issuing Bank for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by the Issuing Bank of any payment in respect of any Reimbursement Obligation, the Issuing Bank shall promptly pay to each Revolving Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Lender’s Revolving Commitment Percentage of such payment.
(e)Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent and the Issuing Bank whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Administrative Agent and the Issuing Bank, or if the Borrower fails to reimburse the Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, the failure of which the Issuing Bank shall promptly notify the Administrative Agent, then (i) if the applicable conditions contained in Article VI would permit the making of Revolving Loans, the Borrower shall be deemed to have

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requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Revolving Lender prompt notice of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 12:00 noon Central time and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply. The limitations set forth in the second sentence of Section 2.1(a) (regarding minimum amounts and integral multiples) shall not apply to any borrowing of Base Rate Loans under this subsection.
(f)Effect of Letters of Credit on Revolving Commitments. Upon the issuance by the Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Revolving Commitment of each Revolving Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Revolving Commitment Percentage and (ii) (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.
(g)Issuing Bank’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Issuing Bank, the Administrative Agent or any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy, electronic mail or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, the Administrative Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Issuing Bank’s or the Administrative Agent’s rights or powers hereunder. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against the Issuing Bank any liability to the Borrower, the Administrative Agent or any Lender. In this connection, the obligation of the Borrower to reimburse the Issuing Bank for any drawing made under any Letter of Credit, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against

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the Issuing Bank, the Administrative Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non‑application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 13.9, but not in limitation of the Borrower’s unconditional obligation to reimburse the Issuing Bank for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Administrative Agent, the Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, the Issuing Bank or such Lender arising solely out of the gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank or any Lender with respect to any Letter of Credit.
(h)Amendments, Etc. The issuance by the Issuing Bank of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Issuing Bank), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and the Revolving Lenders, if any, required by Section 13.7 shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5(c).
(i)Revolving Lenders’ Participation in Letters of Credit. Immediately upon the issuance by the Issuing Bank of any Letter of Credit each Revolving Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Commitment Percentage of the liability of the Issuing Bank with respect to such Letter of Credit and each Revolving Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Bank to pay and discharge when due, such Lender’s Revolving Commitment Percentage of the Issuing Bank’s liability under such Letter of Credit. In addition, upon the making of each payment by a Revolving Lender to the Administrative Agent for the account of the Issuing Bank in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of the Issuing Bank, the Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Revolving Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to the Issuing Bank pursuant to the second and the last sentences of Section 3.5(c)).

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(j)Payment Obligation of Revolving Lenders. Each Revolving Lender severally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, on demand in immediately available funds in Dollars the amount of such Lender’s Revolving Commitment Percentage of each drawing paid by the Issuing Bank under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Revolving Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Revolving Commitment Percentage of such drawing except as otherwise provided in Section 3.9(d). If the notice referenced in the second sentence of Section 2.4(e) is received by a Revolving Lender not later than 11:00 a.m. Central time, then such Lender shall make such payment available to the Administrative Agent not later than 2:00 p.m. Central time on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 1:00 p.m. Central time on the next succeeding Business Day. Each Revolving Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of the Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Revolving Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 11.1(e) or (f), or (iv) the termination of the Revolving Commitments. Each such payment to the Administrative Agent for the account of the Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.
(k)Information to Lenders. Promptly following any change in Letters of Credit outstanding, the Issuing Bank shall deliver to the Administrative Agent, which shall promptly deliver the same to each Revolving Lender and the Borrower, a notice describing the aggregate amount of all Letters of Credit outstanding at such time. Upon the request of any Revolving Lender from time to time, the Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding. Other than as set forth in this subsection, the Issuing Bank shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Issuing Bank to perform its requirements under this subsection shall not relieve any Revolving Lender from its obligations under the immediately preceding subsection (j).
Section 2.5 Reserved.
Section 2.6 Rates and Payment of Interest on Loans.
(a)Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:
(i)during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans; and
(ii)during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin for LIBOR Loans.
Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender and the Issuing Bank, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

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(b)Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) monthly in arrears on the first (1st) day of each month, commencing with the first (1st) calendar month occurring after the Effective Date and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.
(c)Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s, the Issuing Bank’s, or any Lender’s other rights under this Agreement.
Section 2.7 Number of Interest Periods.
There may be no more than six (6) different Interest Periods for LIBOR Loans outstanding at the same time.
Section 2.8 Repayment of Loans.
The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Revolving Loan Termination Date.
Section 2.9 Prepayments.
(a)Optional. Subject to Section 5.4, the Borrower may prepay all or any part of any Loan at any time without premium or penalty. The Borrower shall give the Administrative Agent at least three (3) Business Days prior written notice of the prepayment of any Loan. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $1,000,000.00 and integral multiples of $100,000.00 in excess thereof (or, if less, the remaining principal balance of the Loans).
(b)Mandatory.
(i)Revolving Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Revolving Commitments, the Borrower shall immediately upon demand pay to the Administrative Agent for the account of the Lenders then holding Revolving Commitments (or if the Revolving Commitments have been terminated, then holding outstanding Revolving Loans and/or Letter of Credit Liabilities), the amount of such excess.
(ii)Maximum Loan Availability Overadvance. If at any time the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit

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Liabilities, exceeds the Maximum Loan Availability, the Borrower shall within five (5) Business Days of the Borrower obtaining knowledge of the occurrence of any such excess, either (A) pay to the Administrative Agent for the account of the Lenders then holding Revolving Commitments (or if the Revolving Commitments have been terminated, then holding outstanding Revolving Loans and/or Letter of Credit Liabilities), the amount of such excess, or (B) deliver a new Borrowing Base Certificate that demonstrates that the outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, do not exceed the Maximum Loan Availability. If such excess is not eliminated (or a new Borrowing Base Certificate is not delivered demonstrating compliance) within five (5) Business Days of the Borrowers obtaining knowledge of the occurrence thereof, then the entire outstanding principal balance of all Loans, together with all accrued interest thereon, and an amount equal to all Letter of Credit Liabilities for deposit into the Letter of Credit Collateral Account, shall be immediately due and payable in full.
(iii)Application of Mandatory Prepayments. Amounts paid under the preceding subsections (b)(i) and (b)(ii) shall be applied to pay all amounts of principal outstanding on the Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2 and if any Letters of Credit are outstanding at such time, the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations. If the Borrower is required to pay any outstanding LIBOR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 5.4.
(c)No Effect on Derivatives Contracts. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Derivatives Contracts entered into with respect to the Loans.
Section 2.10 Continuation.
So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $5,000,000.00 and integral multiples of $1,000,000.00 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 11:00 a.m. Central time on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation, and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan with an Interest Period of one month; provided, however, that if a Default or an Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.11 or the Borrower’s failure to comply with any of the terms of such Section.
Section 2.11 Conversion.
The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all

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or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted into a LIBOR Loan if a Default or an Event of Default exists. Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $5,000,000.00 and integral multiples of $1,000,000.00 in excess of that amount. Each such Notice of Conversion shall be given not later than 11:00 a.m. Central time three (3) Business Days prior to the date of any proposed Conversion. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into, and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.
Section 2.12 Notes.
(a)Notes. Except in the case of a Revolving Lender that has notified the Administrative Agent in writing that it elects not to receive a Revolving Note, the Revolving Loans made by each Revolving Lender shall, in addition to this Agreement, also be evidenced by a Revolving Note, payable to the order of such Revolving Lender in a principal amount equal to the amount of its Revolving Commitment as originally in effect and otherwise duly completed.
(b)Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8, in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8 shall be controlling.
(c)Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.
Section 2.13 Voluntary Reductions of the Revolving Commitment.
The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Revolving Commitments (for which purpose use of the Revolving Commitments shall be deemed to include the aggregate amount of all Letter of Credit Liabilities) at any time and from time to time without penalty or premium upon not less than five (5) Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Revolving Commitments shall not be less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by the Administrative Agent (“Commitment Reduction Notice”). Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each Lender of the proposed termination or Revolving Commitment reduction. The Revolving Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated. The Borrower shall pay all interest and fees on the Revolving Loans accrued to the date of such reduction or termination of the Revolving Commitments to the Administrative Agent for the

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account of the Revolving Lenders, including but not limited to any applicable compensation due to each Revolving Lender in accordance with Section 5.4.
Section 2.14 Extension of Revolving Loan Termination Date.
(a)Generally. The Borrower shall have the right to request that the Administrative Agent and the Revolving Lenders agree to extend the Revolving Loan Termination Date by one year (a “Revolving Loan Extension”). The Borrower may exercise such right only by executing and delivering to the Administrative Agent not earlier than ninety (90) days prior to the annual anniversary of the Agreement Date, and not later than thirty (30) days prior to the annual anniversary of the Agreement Date (in each case beginning with the second anniversary of the Agreement Date), a written request for such extension (an “Extension Request”); provided, however, such request shall not be made more than once during any such sixty (60) day period. The Administrative Agent shall notify the Revolving Lenders in the event of a Revolving Loan Extension if it receives an Extension Request promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Revolving Loan Termination Date shall be extended for one year effective upon receipt by the Administrative Agent of the Extension Request and payment of the fee referred to in the following clause (iii): (i) the Requisite Lenders shall have notified the Administrative Agent of their acceptance of the Extension Request within twenty (20) days of such Lender’s receipt of the Extension Request (or such later date as the Administrative Agent may determine); (ii) immediately prior to such extension and immediately after giving effect thereto, (A) no Default or Event of Default shall exist and (B) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents; (iii) the Borrower shall have paid the extension Fees to Lenders approving the extension in accordance with Section 3.5(d); (iv) the Borrower shall have executed such documents and agreements as the Administrative Agent may reasonably request, including, without limitation, amendments to the Mortgages; and (v) if a Trigger Event has occurred prior to the Revolving Loan Termination Date, the Borrower, shall have delivered title insurance endorsements satisfactory to the Administrative Agent, confirming the priority of the Liens created under the Mortgages. At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate from the chief executive officer or chief financial officer certifying the matters referred to in the immediately preceding clauses (ii)(A) and (ii)(B). The Administrative Agent shall promptly notify the Borrower whether a request for an extension has been accepted or rejected as well as which Lender or Lenders rejected such request (each such Lender, a “Rejecting Lender”). The Borrower understands and acknowledges that (i) this Section has been included in this Agreement for the Borrower’s convenience in requesting an extension of the Revolving Loan Termination Date; (ii) neither the Administrative Agent nor any Lender has promised (either expressly or impliedly), nor does the Administrative Agent or any Lender have any obligation or commitment whatsoever, to extend the Revolving Loan Termination Date; and (iii) the Administrative Agent and the Lenders may condition any such extension on such terms and conditions as they may deem appropriate in their sole and absolute discretion.
(b)Rejecting Lenders. Within fifteen (15) days after the date the Borrower receives notice of the Rejecting Lenders pursuant to the preceding subsection (a), but subject to the following subsections (c) and (d), the Borrower may elect, with respect to each Rejecting Lender, by written notice to the Administrative Agent and such Rejecting Lender, either (i) to require a Rejecting Lender to, and such

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Rejecting Lender shall, assign the Revolving Commitment and Revolving Loan owing to such Rejecting Lender in the event of a rejected Revolving Loan Extension to an Eligible Assignee specified by the Borrower, subject to and in accordance with Section 13.6(b), for a purchase price (“Purchase Price”) equal to (A) the aggregate principal balance of the Revolving Loans then outstanding and owing to such Rejecting Lender, plus (B) any accrued but unpaid interest and fees related to such Revolving Loans owing to such Rejecting Lender, plus (C) any amounts payable to such Rejecting Lender under Section 5.4, any such assignment to be effective as of the then current Revolving Loan Termination Date, or (ii) to pay the Purchase Price to such Rejecting Lender, effective as of the then-current Revolving Loan Termination Date in the event of a rejected Revolving Loan Extension, whereupon such Rejecting Lender’s Revolving Commitment shall terminate, the aggregate amount of the Commitments shall be so reduced, and the Revolving Loans owing to the Rejecting Lender shall be deemed fully paid and discharged.
(c)Extension. Neither the Administrative Agent, any Rejecting Lender nor any Affiliate thereof shall be obligated in any way to initiate any assignment referred to in the preceding subsection (b) or to assist in finding an Eligible Assignee or Affiliate thereof. If all of the assignments and payments contemplated in the preceding subsection (b) have been completed, such that no Rejecting Lender or Affiliate thereof has outstanding any Revolving Commitment or Revolving Loans in the event of a rejected Revolving Loan Extension or other amounts owing under this Agreement to such Rejecting Lender in such capacity, then the Borrower’s request for an extension shall be deemed to have been granted, and accordingly the Revolving Loan Termination Date shall be extended for a single one-year period; otherwise the Revolving Loan Termination Date shall not be extended. Notwithstanding the preceding subsections, if (i) the Requisite Lenders do not approve a request for a Revolving Loan Extension, or (ii) any of the conditions contained in the preceding subsection (a) are not satisfied, then the Revolving Loan Termination Date shall not be extended.
Section 2.15 Expiration Date of Letters of Credit Past Revolving Commitment Termination.
If on the date the Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise) there are any Letters of Credit outstanding hereunder and the aggregate Stated Amount of such Letters of Credit exceeds the balance of available funds on deposit in the Letter of Credit Collateral Account, then the Borrower shall, on such date, pay to the Administrative Agent, for its benefit and the benefit of the Lenders and the Issuing Bank, for deposit into the Letter of Credit Collateral Account, an amount of money equal to the amount of such excess.
Section 2.16 Amount Limitations.
Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Loan, the Issuing Bank shall not be required to issue a Letter of Credit and no reduction of the Revolving Commitments pursuant to Section 2.13 shall take effect, if immediately after the making of such Loan, the issuance of such Letter of Credit or such reduction in the Revolving Commitments:
(a)the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount of the Revolving Commitments at such time; or
(b)the aggregate principal amount of all outstanding Loans, together with aggregate amount of all Letter of Credit Liabilities, would exceed the Maximum Loan Availability at such time.
Section 2.17 Increase in Revolving Commitments.
The Borrower shall have the right to request increases from time to time in the aggregate amount of the Revolving Commitments by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that the aggregate amount of any such increases shall not exceed $50,000,000.00 (i.e., after giving effect to any such increases, the aggregate amount of the Revolving Commitments shall not exceed $800,000,000.00 (less the amount of any Revolving Commitments cancelled

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in connection with the incurrence of any Senior Notes Indebtedness)). Each such increase in the Revolving Commitments must be an aggregate minimum amount of $5,000,000.00 and integral multiples of $5,000,000.00 in excess thereof. The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Revolving Commitments, including decisions as to the selection of the then-existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the increase in the Revolving Commitments among such existing Lenders and/or other banks, financial institutions and other institutional lenders. No Lender shall be obligated in any way whatsoever to increase its Revolving Commitment or provide a new Revolving Commitment, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. If a new Lender becomes a party to this Agreement, or if any then-existing Lender is increasing its Revolving Commitment, such Lender shall on the date it becomes a Lender hereunder (or in the case of a then-existing Lender, increases its Revolving Commitment) (and as a condition thereto) purchase from the other Lenders its Revolving Commitment Percentage (determined with respect to the Lenders’ respective Revolving Commitments and after giving effect to the increase of Revolving Commitments) of any outstanding Revolving Loans, by making available to the Administrative Agent for the account of such other Lenders, in same day funds, an amount equal to (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender, plus (B) the aggregate amount of payments previously made by the other Revolving Lenders under Section 2.4(j) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans. The Borrower shall pay to the Revolving Lenders amounts payable, if any, to such Revolving Lenders under Section 5.4 as a result of the prepayment of any such Revolving Loans. Effecting the increase of the Revolving Commitments under this Section is subject to the following conditions precedent: (x) no Default or Event of Default shall be in existence on the effective date of such increase, (y) the representations and warranties made or deemed made by the Borrower and any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder, and (z) the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate, partnership, member or other necessary action taken by the Borrower to authorize such increase and (B) all corporate, partnership, member or other necessary action taken by each Guarantor authorizing the guaranty of such increase; and (ii) an opinion of counsel to the Borrower and the Guarantors addressed to the Administrative Agent and the Lenders, covering such matters as reasonably requested by the Administrative Agent; (iii) new Revolving Notes executed by the Borrower, payable to any new Revolving Lenders and replacement Revolving Notes executed by the Borrower, payable to any existing Revolving Lenders increasing their Revolving Commitments, in the amount of such Revolving Lender’s Revolving Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the Revolving Commitments, (iv) such duly executed modifications of the existing Mortgages as are necessary or appropriate to reflect that the aggregate Revolving Commitment has increased, (v) if a Trigger Event has occurred, a commitment from the appropriate title insurance company to issue such endorsements as the Administrative Agent may deem appropriate in connection with the modified Mortgages and (vi) if the Borrower or any Subsidiary enters into any Senior Notes Indebtedness after the Effective Date, a certificate confirming that any such increase is permitted under such Senior Notes Indebtedness and/or any Senior Notes Indenture relating thereto together with supporting evidence in form

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and substance reasonably acceptable to the Administrative Agent. In connection with any increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.17, any Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act. For the avoidance of doubt, all Revolving Loans and Letters of Credit issued utilizing such increased Revolving Commitment shall (w) constitute Obligations under this Agreement and the other applicable Loan Documents, (x) be secured by the Collateral, and guaranteed under each Guaranty, on a pari passu basis with all other Obligations, (y) will mature on, and will require no scheduled amortization or mandatory commitment reduction prior to, the Revolving Loan Termination Date and (z) have terms identical to the existing Revolving Commitments.
Section 2.18 Funds Transfer Disbursements.
The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.
ARTICLE III PAYMENTS, FEES AND OTHER GENERAL PROVISIONS
Section 3.1 Payments.
(a)Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10), to the Administrative Agent at the Principal Office, not later than 1:00 p.m. Central time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 11.5, the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. Each payment received by the Administrative Agent for the account of the Issuing Bank under this Agreement shall be paid to the Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by the Issuing Bank to the Administrative Agent from time to time, for the account of the Issuing Bank. In the event the Administrative Agent fails to pay such amounts to such Lender or the Issuing Bank, as the case may be, within one (1) Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.
(b)Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption,

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distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 3.2 Pro Rata Treatment.
Except to the extent otherwise provided herein: (a) each borrowing from the Revolving Lenders under Sections 2.1(a), and 2.4(e) shall be made from the Revolving Lenders, each payment of the fees under Sections 3.5(a), 3.5(b), the first sentence of 3.5(c), and 3.5(e) shall be made for the account of the Revolving Lenders, and each termination or reduction of the amount of the Revolving Commitments under Section 2.13 shall be applied to the respective Revolving Commitments of the Revolving Lenders, pro rata according to the amounts of their respective Revolving Commitments; (b) each payment or prepayment of principal of Revolving Loans shall be made for the account of the Revolving Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that, subject to Section 3.9, if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Revolving Lenders pro rata in accordance with such respective Revolving Commitments; (c) each payment of interest on Revolving Loans shall be made for the account of the Revolving Lenders pro rata in accordance with the amounts of interest on such Revolving Loans then due and payable to the respective Lenders; (d) the Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Sections 5.1(c) and 5.5) shall be made pro rata among the Revolving Lenders according to the amounts of their respective Revolving Loans and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous; and (e) the Revolving Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.4, shall be in accordance with their respective Revolving Commitment Percentages.
Section 3.3 Sharing of Payments, Etc.
If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2 or Section 11.5, as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2 or Section 11.5, as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully

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as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.
Section 3.4 Several Obligations.
No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.
Section 3.5 Fees.
(a)Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Administrative Agent.
(b)Unused Fees. During the period from the Agreement Date to but excluding the Revolving Loan Termination Date, the Borrower agrees to pay to the Administrative Agent for the account of the Revolving Lenders an unused facility fee equal to the sum of the daily amount (the “Unused Amount”) by which the aggregate amount of the Revolving Commitments exceeds the aggregate outstanding principal balance of Revolving Loans and Letter of Credit Liabilities, as set forth in the table below multiplied by the corresponding per annum rate:

Unused Amount	Unused Fee (percent per annum)
Less than or equal to thirty-three and one-third percent (33-1/3%) of the aggregate amount of Revolving Commitments	0.25%
Greater than thirty-three and one-third percent (33-1/3%) of the aggregate amount of Revolving Commitments	0.375%

Such fee shall be computed on a daily basis and payable quarterly in arrears on the first (1st) day of each January, April, July and October during the term of this Agreement and on the Revolving Loan Termination Date or any earlier date of termination of the Revolving Commitments or reduction of the Revolving Commitments to zero.
(c)Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for LIBOR Loans times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (i) to and including the date such Letter of Credit expires or is cancelled or terminated or (ii) to but excluding the date such Letter of Credit is drawn in full. In addition to such fees, the Borrower shall pay to the Administrative Agent solely for Issuing Bank’s own account, a fronting fee in respect of each Letter of Credit equal to one-eighth of one percent (0.125%) of the initial Stated Amount of such Letter of Credit. The fees provided for in this subsection shall be nonrefundable and payable, (x) in the case of the fee provided for in the first sentence, in arrears (i) quarterly on the first (1st) day of January, April, July and October, (ii) on the Revolving Loan Termination Date, (iii) on the date the Revolving Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Administrative Agent and (y) in the case of the fronting fee provided for in the second sentence, at the time of issuance of such Letter of Credit. The Borrower shall pay directly to the Issuing Bank from

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time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged or incurred by the Issuing Bank from time to time in like circumstances with respect to the issuance, amendment, renewal or extension of any Letter of Credit or any other transaction relating thereto.
(d)Revolving Credit Extension Fee. If the Revolving Loan Termination Date is being extended in accordance with Section 2.14, the Borrower shall pay to the Administrative Agent for the account of each Revolving Lender a fee in an amount to be determined by the Borrower and the Administrative Agent.
(e)Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.
Section 3.6 Computations.
Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed.
Section 3.7 Usury.
In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.6(a)(i) and (a)(ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.
Section 3.8 Statements of Account.
The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.
Section 3.9 Defaulting Lenders.
Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

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(a)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and in Section 13.6.
(b)Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 3.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2.4(j) in respect of Letters of Credit (such amounts “Letter of Credit Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article V were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities are held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the immediately following subsection (d)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)Certain Fees.
(i)No Defaulting Lender shall be entitled to receive any Fee payable under Section 3.5(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(ii)Each Defaulting Lender shall be entitled to receive the Fee payable under Section 3.5(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

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(iii)With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), the Borrower shall (x) pay to each Non‑Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities that has been reallocated to such Non‑Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to the Issuing Bank the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.
(d)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (determined without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Article VI are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 13.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(e)Cash Collateral.
(i)If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in this subsection.
(ii)At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time.
(iii)The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Bank, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(iv)Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction

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of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(v)Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Revolving Lender), or (y) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the Issuing Bank may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
(f)Defaulting Lender Cure. If the Borrower, the Administrative Agent, and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Revolving Lenders in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the immediately preceding subsection (d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(g)New Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(h)Purchase of Defaulting Lender’s Commitment. During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated to, in its sole discretion, acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 13.6(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 13.6(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.

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Section 3.10 Taxes.
(a)Issuing Bank. For purposes of this Section, the term “Lender” includes the Issuing Bank and the term “Applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6 relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.

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(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;
(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit O-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign

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corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(IV)to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-2 or Exhibit O-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code), and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such

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indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
ARTICLE IV BORROWING BASE PROPERTIES
Section 4.1 Eligibility of Properties.
(a)Initial Borrowing Base Properties. The Properties identified on Schedule 4.1 shall, on the Cutoff Date, be Borrowing Base Properties, and the Borrowing Base Value initially attributable to such Property shall be as approved by the Lenders and set forth on Schedule 4.1.
(b)Additional Borrowing Base Properties. Without limiting the Borrower’s obligations under Section 8.15, if after the Effective Date the Borrower desires that the Lenders include any additional Property in calculations of the Borrowing Base, the Borrower shall so notify the Administrative Agent in writing. Such Property shall become a Borrowing Base Property upon (i) satisfaction of the conditions precedent set forth in Sections 6.3 and (ii) delivery of a Borrowing Base Certificate showing the Borrowing Base after inclusion of such Property as a Borrowing Base Property.
Section 4.2 Unsecured Loan.
Prior to the occurrence of a Trigger Event, the Loans shall be unsecured.
Section 4.3 Grant of Springing Liens.
(a)Upon the occurrence of a Trigger Event, the Borrower shall grant, bargain, convey and sell, and will cause each other Loan Party to grant, bargain, convey and sell, to the Administrative Agent, for the pro rata benefit of the Administrative Agent and the Lenders, a lien in and to all Land Held for Development, Lots Under Development, Finished Lots, Model Housing Units, Pre-Sold Housing Units and Speculative Housing Units, now owned or hereafter acquired or arising and regardless of wherever situated, in accordance with the process set forth below.
(b)As soon as possible, but no later than ninety (90) days after the occurrence of a Trigger Event or such longer period as the Administrative Agent may agree in its reasonable discretion, in addition to all other rights and remedies of the Administrative Agent and Lenders, if any, the Borrower and/or each Subsidiary Guarantor owning Property (other than a leasehold) shall (i) execute, deliver and cause to be filed Mortgages which are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien (subject to Permitted Liens) and security interest in all such Property and related Collateral owned by the Borrower or any Subsidiary Guarantor, which such Mortgages when filed in the appropriate offices for the locations specified in such Mortgages, shall constitute a fully perfected Lien (subject to Permitted Liens on), and security interest in, all right, title and interest of the

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grantors thereunder in such real property and related Improvements, in each case prior and superior in right to any other Lien (other than Permitted Liens), and (ii) shall cause to be delivered to the Administrative Agent, at the Borrower’s sole cost and expense, the Mortgages Requirements set forth in clause (c) below (provided, Borrower shall provide Administrative Agent with a list of all street addresses and corresponding legal descriptions for all such Property within thirty (30) days after the occurrence of a Trigger Event and Administrative Agent shall promptly provide such information to the Lenders).
(c)With respect to each Mortgage entered into pursuant to clause (b) above and the Collateral related thereto, the Borrower and the Subsidiary Guarantors shall cause the following items to be completed, all in form and substance reasonably satisfactory to the Administrative Agent (collectively, the “Mortgage Requirements”):
(i)Mortgage. The description of the applicable real property contained in or attached to the Mortgages shall conform to the description in the title policy referred to below.
(ii)Title Reports/Insurance.
(A)For each Property that constitutes a Housing Unit and/or Finished Lot, title reports or commitments, which title reports or commitments must indicate that the Borrower and/or applicable Subsidiary Guarantor owns each such portion of Property free and clear of all Liens (other than Permitted Liens) and other encumbrances reasonably objectionable to the Administrative Agent; and
(B)For each Property that constitutes Land Held for Development or Lots Under Development, ALTA 2006 Form (or other form mandated by the applicable state) mortgagee title insurance policies issued by a title insurance company approved by the Administrative Agent, or endorsements to such policies, shall be issued in form and substance acceptable to the Administrative Agent insuring the Administrative Agent’s Lien position and all appurtenances thereto with respect to such real property, subject only to Permitted Liens. The amount of coverage under such policy must equal the Appraised Value of such Property. If such Property is located in a Tie-In Jurisdiction, the Borrower shall provide endorsements to all other existing title insurance policies issued to the Administrative Agent with respect to all other Properties located in Tie-In Jurisdictions reflecting an increase in the aggregate insured amount under the “tie-in” endorsements by the amount of such policy. The title insurance policies (including endorsements) shall affirmatively insure reasonable means of ingress and egress to and from the Collateral satisfactory to the Administrative Agent, to the extent available in the applicable State. The policies and all endorsements shall contain no matters objectionable to the Administrative Agent, including, without limitation, exceptions with respect to mechanics’ and materialmen’s liens (to the extent coverage relating to mechanics’ and materialmen’s liens is available in the applicable State) for Collateral where construction is not ongoing or where construction is completed and the statutory period applicable in such jurisdiction has ended, and prior years’ taxes. The policies and subsequent endorsements adding additional Collateral to the policies shall contain such endorsements as the Administrative Agent shall require, including, without limitation, to the extent available in the applicable state, the following endorsements: Environmental Protection Lien Endorsement (ALTA Form 8.1); Variable Rate Mortgage Endorsement (ALTA Form 6 or 6.1 as applicable or equivalent); Restrictions, Encroachments, Minerals Endorsement (“Comprehensive Endorsement”); Subdivision Endorsement; Zoning Endorsement (ALTA Form 3.2 or ALTA Form 3.1, as applicable; otherwise ALTA Form 3-06); Tie-In Spreader Endorsement; Future Advance Endorsement; and Revolving Credit Endorsement. The Administrative Agent must be provided with copies of all exceptions noted in the commitments and policies at the request

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of the Administrative Agent. The policies and all endorsements shall be issued in accordance with the terms of this Agreement.
(iii)Survey. A recorded plat or a current or currently certified survey of such Property certified by a surveyor licensed in the applicable jurisdiction to have been prepared in accordance with the then effective Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (or reasonably comparable standards mandated by the applicable state), which survey shall be reasonably satisfactory to the Administrative Agent as to form, substance and date setting forth such detail and pertaining to such matters as is customary for surveys obtained by companies involved in the same type of business as the Borrower and its Subsidiaries. The survey shall also locate any special flood hazard area or wetlands area.
(iv)Legal Description. An accurate legal description of each such Property.
(v)Liability Insurance. Certificates of insurance on terms acceptable to Administrative Agent and meeting the requirements for insurance set forth in Section 8.5.
(vi)Appraisals. Receipt by the Administrative Agent of Appraisals in form and substance satisfactory to the Administrative Agent, with respect to all real property Collateral.
(vii)Environmental Protection. (x) A “Phase I” environmental assessment of such Property not more than 12 months old (except as otherwise approved by the Administrative Agent), which report (1) has been prepared by an environmental engineering firm acceptable to the Administrative Agent in its reasonable discretion and (2) complies with the then applicable requirements contained in the Administrative Agent’s guidelines adopted from time to time by the Administrative Agent to be used in its lending practice generally, and (y) any other environmental assessments or other reports relating to such Property, including any “Phase II” environmental assessment, if prepared or recommended by such environmental engineering firm to be prepared for such Property. In the event that there is suggestion of any environmental problem on, at or adjacent to the Collateral, including any unremedied environmental condition set forth in the Phase I Environmental Report, the Administrative Agent may, at its option, require additional information concerning the nature of the problem be provided or obtained at the Borrower’s expense. Such information may include opinions and certifications from appropriate Governmental Authorities, the Borrower’s counsel, and/or an environmental specialist reasonably acceptable to the Administrative Agent. Should the Collateral contain Hazardous Materials of any quantity unacceptable to the Administrative Agent or the Requisite Lenders, the Administrative Agent and the Requisite Lenders reserve the right to elect to not include or remove such Collateral from the Borrowing Base.
(viii)Flood Determination; Flood Insurance. To the extent not obtained by the Administrative Agent directly (at the Borrower’s sole cost and expense), a Federal Emergency Management Agency (“FEMA”) Standard Flood Hazard Determination (a “Determination”) shall be delivered to the Administrative Agent for each Property, and the Borrower and the Subsidiary Guarantors shall cause to be delivered to the Administrative Agent a new Determination for any Property at least thirty (30) days prior to any expiration date of a previously delivered Determination for such Property. The Administrative Agent will provide written notice to the Borrower in the event the Administrative Agent elects, at the Administrative Agent’s sole discretion, to not obtain Determinations directly. In addition, if any above grade Improvements (or any part thereof) are located or to be located in a special flood hazard area according to FEMA or other the Administrative Agent approved source, then the Borrower shall obtain a flood insurance policy on terms acceptable to the Administrative Agent and Lenders and meeting the requirements for insurance set forth in Section 8.5; provided, however, that such flood insurance policy shall be deemed approved if no

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Lender has objected to the adequacy of such flood insurance policy by written notice to Administrative Agent with ten (10) business days after the Lenders’ receipt of a copy of such flood insurance policy. When such Collateral is included in the Borrowing Base and any other time requested the Administrative Agent or any Lender, the Borrower shall cause to be delivered to the Administrative Agent a copy of or certificate as to coverage under, the insurance policies required by this paragraph (vii), in form and substance acceptable to the Administrative Agent and endorsed or otherwise amended to include a standard lender’s loss payee/mortgagee endorsement naming the Administrative Agent as loss payee and mortgagee thereunder. If any above-grade Improvements included in the Collateral are situated on a proposed lot located in a special flood hazard area, then Administrative Agent or the Requisite Lenders may elect not to Mortgage such Property and thus such Property would be excluded from the Borrowing Base.
(ix)UCC Financing Statements. Uniform Commercial Code Financing Statements, properly filed in any jurisdiction identified by the Administrative Agent, providing the Administrative Agent with a valid first Lien (subject to no liens other than Permitted Liens) on all Collateral.
(x)Local Counsel Opinions. The Borrower shall cause to be delivered to the Administrative Agent a favorable legal opinion of local counsel admitted to practice in the jurisdiction in which such Property is located as to the enforceability of the Mortgage under Applicable Law and other matters reasonably requested by the Administrative Agent, which opinion shall be addressed to the Administrative Agent and the Lenders, dated the date of the applicable Mortgage, in form and substance reasonably acceptable to the Administrative Agent.
(xi)Construction Budget. A current construction budget for the total estimated vertical construction costs for each Housing Unit on the Property.
(xii)Certificate of Completion. The Administrative Agent may require a certificate of completion (to the extent issued by the applicable Governmental Authority) or other evidence reasonably obtainable by the Borrower stating that any applicable Finished Lot and/or Housing Unit, as the case may be, has been completed in accordance with applicable governmental requirements.
(xiii)Plans and Specifications. If the Borrower has not already provided the Administrative Agent with copies, the Borrower or any Subsidiary Guarantor owning the Collateral shall provide the Administrative Agent with copies of the Plans and Specifications for all Improvements located or to be located on the real property. If any new type of Improvements for which the Borrower has not already provided the Administrative Agent with Plans and Specifications is to be located on the real property, the Borrower shall provide the Administrative Agent with new Plans and Specifications for such Improvements. The Administrative Agent may require evidence that the Borrower or any Subsidiary Guarantor owning the Collateral, any general contractor, all government agencies having jurisdiction, and all others having the right, by law or agreement, to approve the Plans and Specifications, have approved the Plans and Specifications for the Improvements.
(xiv)Permits. The Administrative Agent may require copies of the grading, building and any other governmental permits to the extent available.
(xv)Zoning. The Administrative Agent may require, to the extent available from the applicable jurisdiction, written evidence from the appropriate Governmental Authority(ies) or title insurer that the Improvements are or will be in compliance with all applicable zoning ordinances, concurrency requirements and land use laws and regulations prior to commencing site work. If a title insurance zoning endorsement is not delivered in accordance with clause (ii) above, the Borrower

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shall deliver a zoning letter from the appropriate Governmental Authority(ies) with copies of the applicable zoning code provisions (to the extent available from the applicable jurisdiction).
(xvi)Copies of Purchase and Sale Agreements. Executed copies of all purchase agreements and contracts (including all amendments thereto) for the purchase of the Property by the Borrower or its Subsidiary.
(xvii)Payments for Work. Evidence reasonably satisfactory to the Administrative Agent, if requested by the Administrative Agent in its reasonable discretion, of the payment of all debts which are due and owing to contractors, surveyors, engineers, architects, materialmen and the like for labor done or professional design or surveying services, or material furnished pursuant to any contract with respect to the Improvements.
(xviii)Affidavit regarding Work. For all Collateral where construction is ongoing or where construction is completed but the statutory period for mechanics’ lien claims applicable in such jurisdiction has not ended at the time the Mortgage is filed in the appropriate offices for the locations specified in such Mortgage, the Borrower shall, if requested by the Administrative Agent, deliver to the Administrative Agent concurrently with the Mortgage an affidavit acceptable to the Administrative Agent identifying the work in progress or work which has been completed but for which payment for such work has not been made and, to the extent available, the amount of any Indebtedness due with respect to such work.
(xix)Collateral Assignments. If requested by the Administrative Agent, collateral assignments executed by the Borrower, Subsidiary Guarantor or any other Loan Party in favor of the Administrative Agent of all reciprocal easement agreements, architectural, and construction related contracts, permits and licenses relating to the development, construction, use, occupancy, operation, maintenance, enjoyment or ownership of such Property.
(xx)Other. Such other instruments, documents, agreements, financing statements, certificates, opinions, materials and other Security Documents as the Administrative Agent may reasonably request.
Section 4.4 Reserved.
Section 4.5 Partial Releases.
(a)At any time prior to the Maturity Date, the Administrative Agent shall, at the Borrower’s request, issue partial releases from the Lien of a Mortgage and other Security Documents of Land Held for Development, Lots Under Development, one or more Housing Units, one or more Finished Lots or other Collateral; provided, however, that prior to or simultaneously with each such partial release all of the following conditions shall be satisfied:
(i)The sales price for any sale, transfer or conveyance must be at the Fair Market Value for such Collateral;
(ii)The sales price for all Collateral sold during any calendar month must be not less than the contribution to the Borrowing Base as calculated in the most recently delivered Borrowing Base Certificate for such Collateral sold;
(iii)If Collateral constituting more than 10% of the Borrowing Base in the Borrowing Base Certificate most recently delivered is to be released from the Mortgages in any month, the Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate demonstrating on a pro forma basis, and the Administrative Agent shall have determined to its reasonable satisfaction, that the outstanding principal balance of the Loans together with the aggregate amount of all Letter of Credit Liabilities will not exceed the Maximum Loan Availability

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after giving effect to such request and any Release Consideration to be paid and/or the acceptance of any Property as an additional or replacement Borrowing Base Property to be given concurrently with such request;
(iv)The Borrower requests in writing to the Administrative Agent a payoff letter for the Collateral it seeks to such release from the Mortgage not less than ten (10) Business Days prior to the date such payoff is needed, together with all data reasonably necessary to support the Borrower’s being entitled to the partial release, including, without limitation, a legal description for the Collateral to be released and a partial release document prepared by the Borrower, all at the Borrower’s expense and all in form and content satisfactory to the Administrative Agent;
(v)The Borrower shall submit to the Administrative Agent within two (2) Business Days after the closing of the sale, a photocopy of the final signed closing statement with respect to the sale of such Collateral;
(vi)The Borrower shall pay all costs and expenses of the Administrative Agent, including, without limitation, reasonable legal fees and expenses incurred by the Administrative Agent in connection with any partial release of the Mortgage;
(vii)The Borrower pays, or causes to be paid, to the Administrative Agent the Release Consideration for any Collateral to be released from the Mortgages under this Section 4.5(a), which Release Consideration shall be applied to payment of any outstanding Revolving Loans hereunder, and to the extent no Revolving Loans are outstanding or if following payment of outstanding Revolving Loans additional funds remain, such Release Consideration shall be returned to the Borrower within one (1) Business Day of receipt of such proceeds by the Administrative Agent; and
(viii)No Event of Default exists.
Notwithstanding the provisions of Section 4.5(a)(viii), during the existence of an Event of Default, provided that (i) the conditions set forth in Sections 4.5(a)(i) through (a)(vi) are satisfied, and (ii) the Borrower pays, or causes to be paid, to the Administrative Agent the Release Consideration required to be paid under the definition thereof (which the parties agree shall be applied in accordance with Section 11.5), then the Administrative Agent shall issue partial releases from the Lien of a Mortgage and other Security Documents for (y) the sale, transfer or conveyance by the Borrower or a Subsidiary of any Presold Housing Unit, Lots Under Development, Finished Lots or Land Held for Development pursuant to a valid, bona-fide agreement between the Borrower or a Subsidiary and a third party entered into prior to the occurrence of the applicable Event of Default, or (z) the sale, transfer or conveyance by the Borrower or a Subsidiary of any other Housing Unit, Lots Under Development, Finished Lots or Land Held for Development with the prior written consent of the Administrative Agent in its sole discretion.
(b)(i) With respect to any Collateral other than Housing Units, upon ten (10) Business Days prior written request by the Borrower, the Administrative Agent will execute all partial release documents for such Collateral other than Housing Units released from Mortgages, and (ii) with respect to any Housing Units, once per month, the Administrative Agent will execute all partial release documents for such Housing Units released from Mortgages during the preceding month, which partial release documents will be executed on the forms of release previously prepared and forwarded by the Borrower as set forth above or on such other release documentation in form and substance reasonably acceptable to the Administrative Agent and customarily used in the applicable jurisdiction.
(c)Upon request by the Borrower and without payment of any release price or Release Consideration, or other amount, the Administrative Agent shall also release land from the Lien of the Mortgages and other Security Documents or subordinate such Liens, all as necessary to effect necessary

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dedications of roadways or utility and service areas to Governmental Authorities or utility companies, to convey common areas to homeowners or condominium associations or community development districts, and to allow the recordation of easements and declarations to the extent such are common or reasonably necessary for the development of Collateral for residential purposes, and the Borrower shall pay all costs and expenses of the Administrative Agent including, without limitation, reasonable legal fees incurred by the Administrative Agent in connection with any such release.
Releases of Collateral from the Mortgages and other Security Documents shall not affect or impair the Lien of the Mortgages and the Administrative Agent’s Lien and security interests created by the other Loan Documents as to the Collateral and other property encumbered by the Mortgages and the other Loan Documents not theretofore released, and said Liens and security interests shall continue in full force and effect as to the Collateral and such other property not released. Except as set forth in this Section 4.5, no Collateral shall be released from the Lien of a Mortgage applicable thereto. Lenders hereby irrevocably authorize the Administrative Agent to release Collateral in accordance with this Section 4.5.
Section 4.6 Release of Guarantors.
In connection with (x) a Subsidiary Guarantor no longer being a Material Subsidiary or (y) the sale of Equity Interests in a Subsidiary Guarantor permitted under Section 10.4, the Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, such Subsidiary Guarantor from the Subsidiary Guaranty and applicable Security Documents so long as: (i) such Subsidiary Guarantor owns no Property included in the most-recent calculation of the Borrowing Base, nor any Equity Interest in any Subsidiary Guarantor that owns a Property included in the most-recent calculation of Borrowing Base; (ii) no Event of Default shall then be in existence or would occur as a result of such release; (iii) the representations and warranties made by the Borrower and such Subsidiary Guarantor in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects and except for changes in factual circumstances specifically and expressly permitted hereunder)); and (iv) the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. Lenders hereby irrevocably authorize the Administrative Agent to release a Subsidiary Guarantor from the Subsidiary Guaranty and applicable Security Documents in accordance with this Section 4.6.
Section 4.7 Frequency of Appraisals.
(a)Prior to the occurrence of a Trigger Event, Appraisals of the Borrowing Base Property shall be conducted, and the Appraised Value of Borrowing Base Property shall be determined or redetermined, as applicable, under each of the following circumstances:
(i)Intentionally Deleted.
(ii)From time to time upon at least five (5) Business Days written notice to the Borrower and at the Borrower’s sole cost and expense, the Administrative Agent may redetermine the Appraised Value of a Borrowing Base Property (based on a new Appraisal obtained by the Administrative Agent) in any of the following circumstances:

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(A)if a material adverse change occurs with respect to such Borrowing Base Property, including, without limitation, a major casualty at such Property that is not substantially covered by insurance, a material condemnation of any part of such Property, or a material change in the environmental condition of such Property; or
(B)if necessary in order to comply with FIRREA or other Applicable Law relating to the Administrative Agent or any Lender.
(iii)At any time and from time to time when an Event of Default exists, the Administrative Agent may redetermine the Appraised Value of a Borrowing Base Property (based on a new Appraisal obtained by the Administrative Agent), all at the Borrower’s expense; or
(iv)At any time and from time to time, the Requisite Lenders may redetermine the Appraised Value of a Borrowing Base Property (based on a new Appraisal obtained by the Administrative Agent), all at the sole cost and expense of the Lenders, with each Lender agreeing to pay to the Administrative Agent such Lender’s Pro Rata Share of such costs and expenses.
(b)After the occurrence of a Trigger Event, Appraisals of the Borrowing Base Property shall be conducted, and the Appraised Value of Borrowing Base Property shall be determined or redetermined, as applicable, under each of the following circumstances:
(i)In connection with the acceptance of a Property into the Borrowing Base, the Appraised Value of a Borrowing Base Property will be determined based on the Appraisal obtained, at the Borrower’s sole cost and expense, pursuant to Section 4.3; or
(ii)To the extent the initial Appraisal for a Borrowing Base Property does not include values for each Property type, then in connection with a the Borrower request to re-designate a Borrowing Base Property from one Collateral Category to another (e.g., from Lots Under Development to Finished Lots), the Administrative Agent, at the Borrower sole cost and expense, will re-determine the Appraised Value based on a new Appraisal thereof; or
(iii)At any time and from time to time, the Administrative Agent shall have the right to have a new Appraisal prepared, at the Borrower’s expense, for any Property included in the Borrowing Base, whose most recent Appraisal is dated more than twelve (12) months prior to the date of the most recent Borrowing Base; provided; however, if the existing Appraisal is over twelve (12) months old with respect to Housing Units in a subdivision (i) that are actively selling with sales prices that are at least 95% of (1) the most recent Appraised Values or (2) the previously sold prices in such subdivision, or (ii) which have fewer than 10 Housing Units remaining to sell, then the Administrative Agent may, in its sole and absolute discretion, refrain from ordering a new Appraisal; or
(iv)At any time and from time to time, the Administrative Agent shall have the right, on a quarterly basis, to have updated Appraisals prepared, at the Borrower’s sole cost and expense, for up to 25% of the Property included in the Borrowing Base; or
(v)From time to time upon at least five (5) Business Days written notice to the Borrower and at the Borrower’s sole cost and expense, the Administrative Agent may redetermine the Appraised Value of a Borrowing Base Property (based on a new Appraisal obtained by the Administrative Agent) in any of the following circumstances:
(A)if a material adverse change occurs with respect to such Borrowing Base Property, including, without limitation, a major casualty at such Property that is not substantially covered by insurance, a material condemnation of any part of such Property, or a material change in the environmental condition of such Property; or

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(B)if necessary in order to comply with FIRREA or other Applicable Law relating to the Administrative Agent or any Lender.
(vi)At any time and from time to time when an Event of Default exists, the Administrative Agent may redetermine the Appraised Value of a Borrowing Base Property (based on a new Appraisal obtained by the Administrative Agent), all at the Borrower’s expense; or
(vii)At any time and from time to time, the Requisite Lenders may redetermine the Appraised Value of a Borrowing Base Property (based on a new Appraisal obtained by the Administrative Agent), all at the sole cost and expense of the Lenders, with each Lender agreeing to pay to Agent such Lender’s Pro Rata Share of such costs and expenses.
The Borrower shall, at all times, act reasonably to cause such Appraisals to be completed.
Section 4.8 Frequency of Calculations of Borrowing Base.
Initially, the Borrowing Base for the Borrowing Base Property shall be the amount set on Schedule 4.1. Thereafter, the Borrowing Base shall be the amount set forth as such in the Borrowing Base Certificate delivered from time to time under Section 9.4(d) or other applicable provisions of this Agreement.
Section 4.9 Inspections.
The Administrative Agent, in its sole discretion, shall have the right to have, at the Borrower’s expense, quarterly inspections performed on up to thirty percent (30%) of the Properties included in the Borrowing Base by the Administrative Agent and its contractors, vendors and agents. The Administrative Agent shall have the right to further inspect Borrowing Base Properties as the Administrative Agent determines to be reasonably necessary at the cost and expense of Lenders, with each Lender agreeing to pay to the Administrative Agent such Lender’s Pro Rata Share of such costs and expenses. Notwithstanding the forgoing, during the existence of an Event of Default, the Administrative Agent shall have the right, and Requisite Lenders may require the Administrative Agent, to inspect all of the Properties included in the Borrowing Base, at the Borrower’s expense, at such times and as often as the Administrative Agent or the Requisite Lenders, as the case may be, reasonably elect. In the event of any discrepancy between a Borrowing Base Certificate and any inspection performed by or at the request of the Administrative Agent, then the Administrative Agent shall have the right to adjust the Borrowing Base accordingly. Any inspection or review of the Lots and/or Housing Units by the Administrative Agent or its contractors, vendors and agents is solely for the Administrative Agent and Lenders’ benefit and may not be relied upon by the Borrower or by any third party. Neither the Administrative Agent or Lender owe any duty of care to the Borrower or any third party to protect against, or to inform the Borrower or any third party of, any negligent, faulty, inadequate or defective design or construction of the Improvements as determined by the Administrative Agent or any Lender.
ARTICLE V YIELD PROTECTION, ETC.
Section 5.1 Additional Costs; Capital Adequacy.
(a)Capital Adequacy. If any Lender or Participant determines that any Regulatory Change affecting such Lender, Participant or any lending office of such Lender, Participant or such Lender’s or Participant’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Participant’s capital or on the capital of such Lender’s or Participant’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or Participant or the Loans made by, or participations in Letters of Credit held by, such Lender or Participant, to a level below that which such Lender, Participant or such Lender’s or Participant’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s or Participant’s policies and the policies of such Lender’s Participant’s holding company with respect to capital

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adequacy), then from time to time (but in any event within 30 days of the Borrower receiving notice of same) the Borrower will pay to such Lender or Participant such additional amount or amounts as will compensate such Lender, Participant or such Lender’s or Participant’s holding company for any such reduction suffered.
(b)Additional Costs. In addition to, and not in limitation of the immediately preceding subsection, the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:
(i)changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or its Commitments (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes);
(ii)imposes or modifies any reserve, special deposit, compulsory loan, insurance charge or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized when determining LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or
(iii)imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.
(c)Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5 shall apply).
(d)Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any Tax (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes), reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Issuing Bank of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Issuing

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Bank or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Issuing Bank or such Lender, the Borrower shall pay immediately to the Issuing Bank or, in the case of such Lender, to the Administrative Agent for the account of such Lender, from time to time as specified by the Issuing Bank or such Lender, such additional amounts as shall be sufficient to compensate the Issuing Bank or such Lender for such increased costs or reductions in amount.
(e)Notification and Determination of Additional Costs. Each of the Administrative Agent, Issuing Bank and each Lender, as the case may be, agrees to notify the Borrower (and in the case of the Issuing Bank and or a Lender, to notify the Administrative Agent) of any event occurring after the Agreement Date entitling the Administrative Agent, the Issuing Bank or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, the Issuing Bank or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder. The Administrative Agent, the Issuing Bank and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of the Issuing Bank or a Lender to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, the Issuing Bank or such Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay the Administrative Agent, the Issuing Bank and or any such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
Section 5.2 Suspension of LIBOR Loans.
(a)Circumstances Affecting LIBOR Rate Availability. Anything herein to the contrary notwithstanding, unless and until a Replacement Rate is implemented in accordance with clause (b) below, if, on or prior to the determination of LIBOR for any Interest Period:
(i)the Administrative Agent shall determine (which determination shall be conclusive) that reasonable and adequate means do not exist for the ascertaining LIBOR for such Interest Period;
(ii)the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein; or
(iii)the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;
then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.
(b)Alternative Rate of Interest. Notwithstanding anything to the contrary in Section 5.2(a) above, if the Administrative Agent has made the determination (such determination to be conclusive absent manifest error) that (i) the circumstances described in Section 5.2(a)(i) or (a)(ii) have arisen and that such circumstances are unlikely to be temporary, (ii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated

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loan market in the applicable currency or (iii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the U.S. syndicated loan market in the applicable currency, then the Administrative Agent may, to the extent practicable (in consultation with the Borrower and as determined by the Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents unless and until (A) an event described in Sections 5.1(c), 5.2(a) or 5.3 occurs with respect to the Replacement Rate or (B) the Administrative Agent (or the Requisite Lenders through the Administrative Agent) notifies the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Loans bearing interest at the Replacement Rate. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent and the Borrower, as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 5.2(b). Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 13.6), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Requisite Lenders (provided, that the Commitment of the Lender serving as Administrative Agent shall be excluded for purposes of determining Requisite Lenders pursuant to this sentence) with each such notice stating that such Lender objects to such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lender objects). To the extent the Replacement Rate is approved by the Administrative Agent in connection with this clause (b), the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).
Section 5.3 Illegality.
Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.5 shall be applicable).
Section 5.4 Compensation.
The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:
(a)any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or
(b)any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 6.2 to be satisfied) to borrow a LIBOR

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Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.
Not in limitation of the foregoing, such compensation shall include, without limitation, in the case of a LIBOR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date. Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.
Section 5.5 Treatment of Affected Loans.
If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1(c), Section 5.2 or Section 5.3 then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1(c), Section 5.2, or Section 5.3 on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower (with a copy to the Administrative Agent, as applicable)) and, unless and until such Lender or the Administrative Agent, as applicable, gives notice as provided below that the circumstances specified in Section 5.1, Section 5.2 or Section 5.3 that gave rise to such Conversion no longer exist:
(i)to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans;
(ii)all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans; and
(iii)all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.
If such Lender or the Administrative Agent, as applicable, gives notice to the Borrower (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Section 5.1(c), 5.2 or 5.3 that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.
Section 5.6 Affected Lenders.
If (a) a Lender requests compensation pursuant to Section 3.10 or 5.1, and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1(c) or 5.3 but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6(b) for a purchase price equal to

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(x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) the aggregate amount of payments previously made by the Affected Lender under Section 2.4(j) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender, any other Lender or any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10, 5.1 or 5.4) with respect to any period up to the date of replacement.
Section 5.7 Change of Lending Office.
At the request of the Borrower, each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10, 5.1 or 5.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.
Section 5.8 Assumptions Concerning Funding of LIBOR Loans.
Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.
ARTICLE VI CONDITIONS PRECEDENT
Section 6.1 Initial Conditions Precedent.
The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:
(a)The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:
(i)counterparts of this Agreement executed by each of the parties hereto;
(ii)Revolving Notes executed by the Borrower, payable to each applicable Lender (but excluding any Lender that has requested that it not receive Notes) and complying with the terms of Section 2.12(a);
(iii)The Subsidiary Guaranty and Hazardous Materials Indemnity Agreement executed by the applicable parties thereto;
(iv)an opinion of counsel to the Borrower and such other Loan Parties as the Administrative Agent may request, addressed to the Administrative Agent and the Lenders in a form and substance satisfactory to the Administrative Agent; provided, however, that the Borrower shall

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not be required to deliver due execution, authority and delivery opinions with respect to any Subsidiary Guarantor that does not otherwise qualify as a Material Subsidiary unless such entity is organized under the laws of Texas, Delaware or New York;
(v)the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;
(vi)a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;
(vii)a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, requests for Letters of Credit, Notices of Conversion and Notices of Continuation;
(viii)copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;
(ix)a Borrowing Base Certificate calculated as of the Cutoff Date;
(x)a Compliance Certificate calculated on a pro forma basis for the Borrower’s fiscal quarter ending March 31, 2018;
(xi)a Disbursement Instruction Agreement effective as of the Agreement Date;
(xii)the Fee Letter;
(xiii)evidence that the Fees, if any, then due and payable under Section 3.5, together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid;
(xiv)with respect to each Borrowing Base Property identified on Schedule 4.1, each of the items referred to in Section 6.3 required to be delivered in connection with any Borrowing Base Property;
(xv)UCC, tax, judgment and lien search reports with respect to the Borrower and each other Loan Party in all jurisdictions reasonably requested by the Administrative Agent indicating that there are no liens of record on such property other than Permitted Liens;
(xvi)insurance certificates, or other evidence, providing that the insurance coverage required under Section 8.5 is in full force and effect;

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(xvii)Beneficial Ownership Certifications from Borrower and such other Persons as the Administrative Agent and Lenders shall reasonably require; and
(xviii)such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request.
(b)there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;
(c)no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;
(d)the Borrower, the other Loan Parties and the other Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound; and
(e)the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.
Section 6.2 Conditions Precedent to All Loans and Letters of Credit.
In addition to satisfaction or waiver of the conditions precedent contained in Section 6.1, the obligations of (i) Lenders to make any Loans and (ii) the Issuing Bank to issue Letters of Credit are each subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.16 would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder; (c) in the case of the borrowing of Revolving Loans, the Administrative Agent shall have received a timely Notice of Borrowing, and in the case of the issuance of a Letter of Credit the Issuing Bank and the Administrative Agent shall have received a timely request for the issuance of such Letter of Credit; and (d) if the Borrower or any Subsidiary enters into any Senior Notes Indebtedness after the Effective Date, that any such borrowing is permitted under such Senior Notes Indebtedness and/or any Senior Notes Indenture relating thereto. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In

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addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made or any Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in this Article VI have been satisfied. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Borrower and to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, that the conditions precedent for initial Loans set forth in Sections 6.1 and 6.2 that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.
Section 6.3 Conditions Precedent to a Property becoming a Borrowing Base Property.
No Property shall become a Borrowing Base Property until the Administrative Agent shall have approved of such Property’s inclusion in the Borrowing Base, and the Borrower shall have (or shall cause to be) executed and delivered to the Administrative Agent the following instruments, documents and agreements in respect of such Property, each to be in form and substance satisfactory to the Administrative Agent:
(a)An executive summary of the Property including, at a minimum, the following information relating to such Property: (A) a description of such Property, such description to include the location, site plan, and physical condition of such Property; (B) the purchase price paid or to be paid for such Property; (C) the current and projected condition of the regional market and specific submarket in which such Property is located; and (D) the current projected development plans for such Property;
(b)If such property is owned by a Subsidiary of the Borrower, all of the items required to be delivered to the Administrative Agent under Section 8.14 if not previously delivered; and
(c)Such other instruments, estoppel certificates documents, agreements, financing statements, certificates, opinions and other Security Documents as the Administrative Agent may reasonably request; and
(d)After the occurrence of a Trigger Event, the documents and instruments under Sections 4.3 and 8.15.
ARTICLE VII REPRESENTATIONS AND WARRANTIES
Section 7.1 Representations and Warranties.
In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and, in the case of the Issuing Bank, to issue Letters of Credit, the Borrower represents and warrants to the Administrative Agent, the Issuing Bank and each Lender as follows:
(a)Organization; Power; Qualification. Each of the Borrower, the other Loan Parties and the other Subsidiaries is a corporation, limited liability company, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.
(b)Ownership Structure. Part I of Schedule 7.1(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interest in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, and (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests. As of the Agreement Date, except as disclosed in such

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Schedule, (A) each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Agreement Date, Part II of Schedule 7.1(b) correctly sets forth all Unconsolidated Affiliates of the Borrower and its Subsidiaries, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Borrower and its Subsidiaries.
(c)Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.
(d)Compliance of Loan Documents with Laws, Organizational Documents and Other Agreements. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval (other than those that have been obtained or could be reasonably be expected to be obtained in the ordinary course of business) or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the other Lenders Parties.
(e)Compliance with Law; Governmental Approvals. Each of the Borrower, the other Loan Parties and the other Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.
(f)Title to Properties; Liens. Schedule 7.1(f) is, as of the Cutoff Date, a complete and correct listing of all Properties of the Borrower, each other Loan Party and each other Subsidiary, setting forth, for each such Property, its Collateral Category. Schedule 4.1 is, as of the Cutoff Date, a complete and correct listing of all Borrowing Base Properties. Each of the Borrower, each other Loan Party and each other Subsidiary has good, marketable and legal title to, or a valid leasehold interest in, its respective assets. None of the Collateral is subject to any Lien other than Permitted Liens, and no Borrowing Base Property is subject to any Lien other than Permitted Liens (excluding Permitted Liens under clauses (i) of the definition thereof).

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Each Property included in the calculation of the Borrowing Base satisfies all requirements under the Loan Documents for being including in the Borrowing Base.
(g)Existing Indebtedness; Consolidated Debt. Part I of Schedule 7.1(g) is, as of the Agreement Date (or, with respect to CDD Debt, the Cutoff Date), a complete and correct listing of all Indebtedness (including all Guarantees) of each of the Borrower, the other Loan Parties and the other Subsidiaries, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. As of the Agreement Date, the Borrower, the other Loan Parties and the other Subsidiaries have performed and are in compliance, in all material respects, with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a default or event of default, exists with respect to any such Indebtedness. Part II of Schedule 7.1(g) is, as of the end of the Borrower’s fiscal quarter ending March 31, 2018, a complete and correct listing of all Consolidated Debt of the Borrower, the other Loan Parties and the other Subsidiaries (excluding any Indebtedness set forth on Part I of such Schedule).
(h)Material Contracts. Schedule 7.1(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts. Each of the Borrower, the other Loan Parties and the other Subsidiaries that are parties to any Material Contract has performed and is in compliance, in all material respects, with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.
(i)Litigation. Except as set forth on Schedule 7.1(i), there are no actions, suits or proceedings pending (or, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against the Borrower, any other Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Document. As of the Agreement Date, there are no strikes, slowdowns, work stoppages or walkouts or other labor disputes in progress or threatened relating to, the Borrower, any Loan Party or any other Subsidiary.
(j)Taxes. All material federal, state and other tax returns of the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all material federal, state and other taxes, assessments and other governmental charges or levies upon, each Loan Party, each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 8.6. As of the Agreement Date, none of the United States income tax returns of the Borrower, any other Loan Party or any other Subsidiary is under audit. All charges, accruals and reserves on the books of the Borrower, the other Loan Parties and the other Subsidiaries in respect of any Taxes are in accordance with GAAP.
(k)Financial Statements. The Borrower has furnished to each Lender copies of (i) the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal year ended December 31, 2017 and the related audited consolidated statements of operations, shareholders’ equity and cash flow for the fiscal years ended on such dates, with the opinion thereon of Ernst & Young, LLP, and (ii) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal quarter ended March 31, 2018, and the related unaudited consolidated statements of operations, shareholders’ equity and cash flow of the Borrower and its consolidated Subsidiaries for the fiscal quarter period ended on such date. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Borrower and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods

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(subject, as to interim statements, to changes resulting from normal year‑end audit adjustments). Neither the Borrower nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required by GAAP to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in said financial statements.
(l)No Material Adverse Effect. Since December 31, 2017, there has been no event, change, circumstance or occurrence (other than those of a macroeconomic nature) that could reasonably be expected to have a Material Adverse Effect. Each of the Borrower and the other Loan Parties is Solvent.
(m)ERISA.
(i)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws, except as would not reasonably be expected to have a Material Adverse Effect. Except with respect to Multiemployer Plans, each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code, has received a favorable determination from the Internal Revenue Service or an application is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrower, nothing has occurred which would cause the loss of its reliance on each such Plan’s favorable determination letter except for occurrences that would not reasonably be expected to have a Material Adverse Effect.
(ii)With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.
(iii)Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to any Plan; (iii) there are no violations of the fiduciary responsibility rules with respect to any Plan; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.
(n)Absence of Default. None of the Loan Parties or any of the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement, limited liability company agreement, operating agreement, or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(o)Environmental Laws. In the ordinary course of business and from time to time each of the Borrower, each other Loan Party and each other Subsidiary conducts reviews of the effect of Environmental Laws on its respective business, operations and properties, including without limitation, its respective Properties, in the course of which the Borrower, such other Loan Party or such other Subsidiary identifies and evaluates associated actual and potential liabilities and costs (including, without limitation,

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determining whether any capital or operating expenditures are required for clean-up or closure of properties presently or previously owned, determining whether any capital or operating expenditures are required to achieve or maintain compliance in all material respects with Environmental Laws or required as a condition of any Governmental Approval, any contract, or any related constraints on operating activities, determining whether any costs or liabilities exist in connection with on-site or off-site treatment, storage, handling and disposal of wastes or Hazardous Materials, and determining whether any actual or potential liabilities to third parties, including employees, and any related costs and expenses exist). Each of the Borrower, each other Loan Party and each other Subsidiary: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with would reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that would not reasonably be expected to have a Material Adverse Effect, no Loan Party has any knowledge of, or has received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Loan Party or any other Subsidiary, their respective businesses, operations or with respect to the Properties, may: (x) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (y) cause or contribute to any other potential common‑law or legal claim or other liability, or (z) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (x) through (z) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any Hazardous Material, or any other requirement under Environmental Law. There is no Environmental Claim pending or, to the Borrower’s actual knowledge, threatened, against the Borrower, any other Loan Party or any other Subsidiary relating in any way to Environmental Laws which reasonably would be expected to have a Material Adverse Effect. None of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law. To the Borrower’s actual knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.
(p)Investment Company. None of the Borrower, any other Loan Party or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.
(q)Margin Stock. None of the Borrower, any other Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

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(r)Affiliate Transactions. Except as permitted by Section 10.10 or as otherwise set forth on Schedule 7.1(r), none of the Borrower or any other Loan Party or any other Subsidiary is a party to or bound by any agreement or arrangement with any Affiliate.
(s)Intellectual Property. Each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person. All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by the Borrower, the other Loan Parties and the other Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.
(t)Business. As of the Agreement Date, the Borrower, the other Loan Parties and the other Subsidiaries are engaged in the business of acquiring land and developing single family homes, together with other business activities incidental thereto.
(u)Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Borrower, any other Loan Party or any other Subsidiary ancillary to the transactions contemplated hereby.
(v)Accuracy and Completeness of Information. All written information, reports and other papers and data (other than financial projections and other forward looking statements) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Loan Party or any other Subsidiary were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments and absence of full footnote disclosure). All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any other Loan Party or any other Subsidiary that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. No fact (other than matters of a macroeconomic nature) is known to any Loan Party which has had, or may in the future have (so far as any Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.1(k) or in such information, reports or other papers or data or otherwise disclosed, including the Borrower’s filings with the Securities and Exchange Commission, in writing to the Administrative Agent and the Lenders. No document furnished by or on behalf of the Borrower or any Subsidiary Guarantor or written statement made by or on behalf of the Borrower or any Subsidiary Guarantor to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

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(w)Not Plan Assets; No Prohibited Transactions. None of the assets of the Borrower, any other Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.
(x)Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.
(i)Each of the Loan Parties, their Subsidiaries and their respective officers and employees, and, to the knowledge of the Borrower, their directors and agents while acting on behalf of the Loan Parties, (A) is in compliance with all Anti-Corruption Laws and Anti-Money Laundering Laws; (B) is not, and has not been, under administrative, civil or criminal investigation with respect to Anti-Corruption Laws and Anti-Money Laundering Laws, and (C) has not received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. No Loan Party or any Subsidiary or Affiliate thereof is (w) a Sanctioned Person, (x) controlled by or acting on behalf of a Sanctioned Person, (y) has its assets located in a Sanctioned Country, or (z) under investigation for an alleged breach of Sanction(s) by a governmental authority that enforces Sanctions. No proceeds of any Loan, and no Letter of Credit, will be used, and no proceeds of any Loan or Letter of Credit have been used, to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person in violation of applicable Sanctions or in violation of Anti-Corruption Laws or applicable Sanctions.
(ii)Neither the making of the Revolving Loans hereunder nor the use of the proceeds thereof will violate the Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Loan Parties and their Subsidiaries are in compliance in all material respects with the Patriot Act.
(y)Security Documents.
(i)The Mortgages are effective to create in favor of the Administrative Agent, for its benefit and the benefit of the other Lender Parties, a legal, valid and enforceable Lien and security interest in all Collateral (with such exceptions as may be agreed to by the Administrative Agent) owned by the Borrower and Subsidiary Guarantors and, when recorded, constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Property, in each case prior and superior in right to any other Lien other than Permitted Liens.
(ii)The Borrower is in compliance with Section 8.14.
(z)Beneficial Ownership Certification. As of the Agreement Date, the information in the Beneficial Ownership Certification is true and correct in all respects.
Section 7.2 Survival of Representations and Warranties, Etc.
All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or any other Subsidiary to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting

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or closing of the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Revolving Loan Termination is effectuated pursuant to Section 2.14, the date on which any increase of the Revolving Commitments is effectuated pursuant to Section 2.17 and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.
ARTICLE VIII AFFIRMATIVE COVENANTS
For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:
Section 8.1 Preservation of Existence and Similar Matters.
Except as otherwise permitted under Section 10.4, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.
Section 8.2 Compliance with Applicable Law.
The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Applicable Law (including, without limitation, Anti-Corruption Laws, Sanctions, the Patriot Act, and ERISA), including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Borrower and the Subsidiary Guarantors shall comply with all requirements for the ownership and operation of the Borrowing Base Property and the Improvements thereon, including, without limitation, all covenants, conditions or restrictions, and all statutes, laws, rules, regulations ordinances, and other governmental requirements applicable to the Borrower, the Subsidiary Guarantors, the Borrowing Base Property, the Improvements thereon, or all or any of them, in each case, that could reasonably be expected to have a material impact on the value, ownership or operation of such Borrowing Base Property or Improvement or the Lien of the Administrative Agent thereon.
Section 8.3 Maintenance of Property.
In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, protect and preserve all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted.

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Section 8.4 Conduct of Business.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 7.1(t).
Section 8.5 Insurance.
In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby and/or insurance certificates, in form reasonably acceptable to the Administrative Agent, providing that the insurance coverage required under this Section 8.5 (including without limitation, both property and liability insurance) is in full force and effect and stating that coverage shall not be cancelable or materially changed without ten (10) days prior written notice to the Administrative Agent of any cancelation for nonpayment or premiums, and not less than thirty (30) days prior written notice to the Administrative Agent of any other cancellation or any modification (including a reduction in coverage), together with appropriate evidence that the Administrative Agent (for the benefit of the Lenders, the Issuing Bank and the Specified Derivatives Providers) is named as lender’s loss payee and additional insured, as appropriate, on all insurance policies that the Borrower, any Loan Party or any other Subsidiary actually maintains with respect to any Property that constitutes Collateral and improvements on such Property. Such insurance shall, in any event, include all of the following (capitalized terms used in this Section shall have the same meaning as such terms are commonly and presently defined in the insurance industry):
(a)Insurance against loss to such Borrowing Base Properties on an “all risk” policy form, covering insurance risks no less broad than those covered under a Special Multi Peril (SMP) policy form, which contains a Commercial ISO “Causes of Loss-Special Form,” in the then current form, and such other risks as the Administrative Agent may reasonably require, in amounts equal to the full replacement cost of the Borrowing Base Properties including fixtures and equipment, the Borrower’s interest in leasehold improvements, and the cost of debris removal, with, if required by the Administrative Agent, an agreed amount endorsement, and with deductibles of not more than $25,000, except that any deductibles for any insurance covering damage by windstorm may be in amounts up to 5% of the value of the Borrowing Base Property insured;
(b)During the making of any alterations or improvements to a Borrowing Base Property, carry or cause to be carried a Builders All Risk/Special Form Completed Value (Non-Reporting Form) Hazard Insurance policy, including without limitation, theft coverage and such other coverages and endorsements as the Administrative Agent may require, insuring the Administrative Agent against damage to the Borrowing Base Property in an amount acceptable to the Administrative Agent. Such coverage should adequately insure any and all Borrowing Base Properties, whether such Borrowing Base Property is onsite, stored offsite or otherwise;
(c)Insurance against loss or damage by flood or mud slide in compliance with all Applicable Laws, including the Flood Disaster Protection Act of 1973, as amended from time to time, if the Borrowing Base Properties are now, or at any time while the Obligations or any portion thereof remains unpaid shall be, situated in any area which an appropriate Governmental Authority designates as a special flood hazard area, in amounts equal to the full replacement value of all above grade structures on the Borrowing Base Properties, or as such lesser amounts as may be available under Federal flood insurance programs;

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(d)A policy of Commercial General Liability insurance on an occurrence basis, with coverages and limits as required by the Administrative Agent, with the Borrower or the applicable Subsidiary listed as the additional insured, insuring against liability for injury and/or death to any Person and/or damage to any property occurring on the Borrowing Base Property;
(e)Such other reasonable insurance in such reasonable amounts as the Administrative Agent may from time to time request against such other insurable hazards which at the time are commonly insured against for property similar to the subject Borrowing Base Property located in or around the region in which the subject Borrowing Base Property is located.
(f)COLLATERAL PROTECTION INSURANCE NOTICE (A) BORROWER IS REQUIRED TO: (i) KEEP THE BORROWING BASE PROPERTIES INSURED AGAINST DAMAGE IN THE AMOUNT THE ADMINISTRATIVE AGENT SPECIFIES; (ii) PURCHASE THE INSURANCE FROM AN INSURER THAT IS AUTHORIZED TO DO BUSINESS IN THE STATE IN WHICH THE BORROWING BASE PROPERTY IS LOCATED OR AN ELIGIBLE SURPLUS LINES INSURER; AND (iii) NAME THE ADMINISTRATIVE AGENT AS THE PERSON TO BE PAID UNDER THE POLICY IN THE EVENT OF A LOSS IN THE CASE OF PROPERTIES THAT CONSTITUTE COLLATERAL; (B) THE BORROWER MUST, IF REQUIRED BY THE ADMINISTRATIVE AGENT, DELIVER TO THE ADMINISTRATIVE AGENT A COPY OF THE POLICY AND PROOF OF THE PAYMENT OF PREMIUMS THEREFOR; AND (C) IF THE BORROWER FAILS TO MEET ANY REQUIREMENT LISTED IN CLAUSES (A) OR (B) HEREOF, THE ADMINISTRATIVE AGENT MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF THE BORROWER AT THE BORROWER’S EXPENSE.
Section 8.6 Payment of Taxes and Claims.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of contractors, surveyors, engineers, architects, materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested diligently and in good faith by appropriate proceedings and for which adequate reserves have been established on the books of such Person in accordance with GAAP; provided further, however, solely for purposes of determining whether Property is Borrowing Base Property such right to contest is subject to: (i) the Borrower pursuing such contest diligently and in good faith by appropriate proceedings which operate to suspend the collection thereof, (ii) no part of or interest in the applicable Property being in danger of being sold, forfeited, terminated, canceled or lost, and (iii) either (1) the Borrower having the claim of Lien bonded off, (2) the Borrower having deposited with the Administrative Agent any funds or other forms of assurance which the Administrative Agent reasonably and in good faith determines from time to time appropriate to protect the Administrative Agent from the consequences of the contest being unsuccessful or (3) the Borrower having provided to the Administrative Agent evidence satisfactory to the Administrative Agent that the claim of Lien was paid under protest pursuant to the procedures of the applicable Governmental Authority.
Section 8.7 Books and Records; Inspections.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and

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records and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (in the presence of an officer of the Borrower if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice. The Borrower shall be obligated to reimburse the Administrative Agent and the Lender for their reasonable costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists. The Borrower hereby authorizes and instructs its accountants to discuss the financial affairs of the Borrower, any other Loan Party or any other Subsidiary with the Administrative Agent or any Lender.
Section 8.8 Use of Proceeds.
(a)The Borrower will use the proceeds of Loans only (a) for the payment or reimbursement of Actual Costs and (b) to provide for the general working capital needs of the Loan Parties. The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Loans. The Borrower shall not, and shall not permit any other Loan Party or any Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
(b)Neither the Borrower nor any Subsidiary shall: (i) use any of the Loan proceeds or Letters of Credit for the purpose of: (A) providing financing to or otherwise making funds directly or indirectly available to any Sanctioned Person in violation of any applicable Sanctions; or (B) providing financing to or otherwise funding any transaction which would be prohibited by Sanctions or would otherwise cause the Lenders or the Borrower, or any entity affiliated with the Lenders or the Borrower, to be in breach of any Sanction; (ii) fund any repayment of the Loan with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause the Lenders or the Borrower, or any entity affiliated with the Lenders or the Borrower, to be in breach of any Sanction; or (iii) request any Loan or Letter of Credit, or use, or permit its Subsidiaries and its or their respective directors, officers, employees and agents to use, the proceeds of any Loan or Letter of Credit in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws. The Borrower shall notify the Administrative Agent in writing not more than one (1) Business Day after becoming aware of any breach of this Section 8.8(b).
Section 8.9 Environmental Matters.
(a)The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply would reasonably be expected to have a Material Adverse Effect. The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws in all material respects. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply in all material respects with all Environmental Laws and all Governmental Approvals issued thereunder, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

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(b)Should any Property contain Hazardous Materials of any quantity unacceptable to the Administrative Agent or the Requisite Lenders, the Administrative Agent and the Requisite Lenders reserve the right, to elect not to have any Lender make a Loan in connection with such Property and such Property shall not be included in the Borrowing Base.
Section 8.10 Further Assurances.
At the Borrower’s cost and expense and upon request of the Administrative Agent, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.
Section 8.11 Material Contracts.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly and punctually perform and comply with any and all material representations, warranties, covenants and agreements expressed as binding upon any such Person under any Material Contract. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, do or knowingly permit to be done anything to impair materially the value of any of the Material Contracts.
Section 8.12 Statements and Projections of the Loan Parties.
All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any other Loan Party or any other Subsidiary that may hereafter be made available to the Administrative Agent or any Lender will be prepared in good faith based on reasonable assumptions. No document to be furnished by or on behalf of the Borrower or any Subsidiary Guarantor or written statement to be made by or on behalf of the Borrower or any Subsidiary Guarantor to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents will contain any untrue statement of a material fact, or will omit to state a material fact necessary in order to make the statements contained therein not misleading.
Section 8.13 Exchange Listing.
The Borrower shall maintain at least one class of capital stock of the Borrower having trading privileges on, or which is subject to price quotations on, a “national securities exchange” as such term is defined under the Securities Exchange Act of 1934, as amended.
Section 8.14 Guarantors.
On or before the earliest to occur of (i) the date that is thirty (30) days after the last day of the fiscal quarter when any Person becomes a Material Subsidiary, (ii) the date that any Person contributes any assets constituting Borrowing Base Property or (iii) the date on which any Person becomes a guarantor of any Senior Notes Indebtedness or under any Senior Notes Indenture, the Borrower shall deliver to the Administrative Agent each of the following in form and substance satisfactory to the Administrative Agent: (a) an Accession Agreement executed by such Subsidiary causing such Subsidiary to become a Guarantor, (b) the items that would have been delivered under subsections (iv) through (viii) and (xix) of Section 6.1(a) and under Section 6.1(e) if such Subsidiary had been a Material Subsidiary on the Agreement Date; (c) joinders to the applicable Security Documents and Hazardous Materials Indemnity Agreement, (d) if a Trigger Event has occurred, Mortgages constituting a fully perfected Lien on, and security interest in, all right, title and interest of such Material Subsidiary to, in each case prior and superior in right to any other Lien (subject to the Permitted Liens) on, all Property owned by such Material Subsidiary and cause the Mortgage Requirements for each such parcel of real property and related Property to be completed concurrently with

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the filing of such Mortgage (or within thirty (30) days thereafter or such additional reasonable time as the Administrative Agent may determine in its reasonable discretion with respect to each individual Mortgage and Property), and (e) financing statements and all other actions required by the Security Documents that are, in each case, necessary to perfect the Lien of the Administrative Agent in such Material Subsidiary’s assets. The Borrower shall also cause the requirements of this Section 8.14 and of Section 8.15 to be satisfied prior to any assets owned by such Material Subsidiary being included in the Borrowing Base.
Section 8.15 Collateral.
With respect to any Collateral, the Borrower shall, and shall cause each of its Subsidiaries, to:
(a)Cause to be maintained in the appropriate governmental offices UCC financing statements showing the Borrower and Subsidiary Guarantors as debtors, the Administrative Agent as secured party and all personal property assets of the debtors described in the Security Documents as collateral in order to continue to perfect the Administrative Agent’s security interest in the Collateral.
(b)Cause the Borrower or any Subsidiary Guarantor who acquires real property after the occurrence of a Trigger Event, within thirty (30) days of acquiring an interest in such real property, to (i) execute, deliver and cause to be filed Mortgages (or amendments to any existing Mortgages) which are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien (subject to Permitted Liens) and security interest in such real property and related Collateral owned by the Borrower or any Subsidiary Guarantor, which such Mortgages when filed in the appropriate offices for the locations specified in such Mortgages, shall constitute a fully perfected Lien (subject to Permitted Liens) on, and security interest in, all right, title and interest of the grantors thereunder in such real property and related Improvements, in each case prior and superior in right to any other Lien (other than Permitted Liens), and (ii) cause the Mortgage Requirements for each parcel of real property with which a Mortgage is executed and delivered in accordance with this Agreement, to be completed concurrently with the filing of such Mortgages or within thirty (30) days thereafter or such additional reasonable time as the Administrative Agent may determine in its reasonable discretion with respect to each individual Mortgage and parcel of real property; provided, however, Borrower shall provide Administrative Agent with a list of all street addresses and corresponding legal descriptions for such real property within ten (10) days after the acquisition an interest in such real property and Administrative Agent shall promptly provide such information to the Lenders.
(c)If at any time the Administrative Agent requests following the occurrence of a Trigger Event, in its sole but reasonable discretion, the Borrower shall (i) deliver certification from the appropriate architect or engineer with respect to any Collateral related to a Mortgage (A) that all required licenses, permits and other governmental approvals for the construction of the Improvements have been issued; (B) that the Collateral, if and when the Improvements are completed in accordance with the final Plans and Specifications, will comply with all environmental, zoning, fire and building code, statutes and regulations and other Applicable Laws to which the Collateral is subject; (C) that all necessary utilities are, or will be, available on or at the Collateral and Lots; and (D) that the recommendations contained in any subsoil report have been included in the Plans and Specifications; and (ii) permit the Administrative Agent to perform any inspections of any Collateral or other real property of the Borrower or any Subsidiary Guarantor, which inspections the Administrative Agent has reasonably determined necessary.
(d)The Borrower shall execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file and/or record, or cause to be registered, filed and/or recorded, in an appropriate governmental office, any and all further amendments, documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and

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first priority of the Security Documents (subject to no liens other than Permitted Liens) in all Collateral and other assets and property of the Borrower and the Subsidiary Guarantors, or obtain consents or waivers as may be necessary in connection therewith. In addition, from time to time after the occurrence of a Trigger Event, the Borrower will, at its cost and expense, promptly secure the Obligations by creating, or causing to be created, perfected Liens with respect to such of its assets and properties and personal property described in the Security Documents as the Administrative Agent shall designate (it being understood that it is the intent of the parties hereto that, following the occurrence of a Trigger Event, the Obligations shall be secured, by among other things, substantially all of the assets and properties of the Borrower and its Subsidiaries and personal property described in the Security Documents (including assets acquired subsequent to the date of this Agreement)). Such Liens will be created under the Security Documents and other security agreements and other instruments and documents in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions and Lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section. The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such Lien. In connection with the exercise by the Administrative Agent of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, the Borrower shall execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent may reasonably request.
Section 8.16 Beneficial Ownership.
The Borrower shall promptly notify Administrative Agent of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.

ARTICLE IX INFORMATION
For so long as this Agreement is in effect, the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:
Section 9.1 Quarterly Financial Statements.
As soon as available (and in any event within forty-five (45) days after the end of each of the first, second and third fiscal quarters of each fiscal year of the Borrower), the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year‑end audit adjustments).
Section 9.2 Year‑End Statements.
As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of the Borrower and its Subsidiaries as at the date thereof

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and the result of operations for such period and (b) accompanied by the report thereon of Ernst & Young, LLP or any other independent certified public accountants of recognized national standing acceptable to the Administrative Agent, whose report shall not be subject to (i) any “going concern” or like qualification or exception or (ii) any qualification or exception as to the scope of such audit.
Section 9.3 Compliance Certificate.
At the time the financial statements are furnished pursuant to Sections 9.1 and 9.2, a certificate substantially in the form of Exhibit N (a “Compliance Certificate”) executed on behalf of the Borrower by the chief financial officer of the Borrower (a) setting forth in reasonable detail as of the end of such fiscal quarter or fiscal year, as the case may be, the calculations required to establish whether the Borrower was in compliance with the covenants contained in Section 10.1; (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure; and (c) containing a representation by the Borrower that the amount of payments to be made with respect to outstanding Indebtedness in the nature of deferred purchase price (including earnout, deferred additional payment or similar incentive arrangements) owed to sellers of Land and incurred by the Borrower or a Subsidiary in connection with the purchase of such Land is not, as of the date of such certificate, reasonably projected in good faith by the Borrower to exceed $15,000,000 in the aggregate.
Section 9.4 Other Information.
The Borrower shall deliver to the Administrative Agent, with sufficient copies for the Lenders (but subject to the electronic delivery provisions of Section 9.5):
(a)Promptly upon receipt thereof, copies of all material reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants including, without limitation, any management report;
(b)Within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S‑8 or its equivalent), reports on Forms 10‑K, 10‑Q and 8‑K (or their equivalents) and all other periodic reports which any Loan Party or any other Subsidiary shall file with the SEC or any national securities exchange;
(c)Promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed and, promptly upon the issuance thereof, but in any event within ten (10) Business Days, copies of all press releases issued by the Borrower, any Subsidiary or any other Loan Party;
(d)Within twenty-five (25) days after the end of each calendar month, a Borrowing Base Certificate setting forth the information to be contained therein, as of the last day of such month;
(e)Reserved;
(f)No later than sixty (60) days prior to the end of each fiscal year of the Borrower ending prior to the Maturity Date, projected balance sheets, operating statements, profit and loss projections, cash flow budgets and business plan of the Borrower and its Subsidiaries on a consolidated basis for each quarter of the next succeeding two (2) fiscal years, all itemized in reasonable detail, including in the case of the cash flow budgets, excess operating cash flow, availability under this Agreement, unused availability under committed development loans, unfunded committed equity and any other committed sources of funds, as well as, cash obligations for acquisitions, unfunded development costs, capital expenditures, debt service, overhead, dividends, maturing Property loans, hedge settlements and other anticipated uses of cash. The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to

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establish whether or not the Borrower, and when appropriate its consolidated Subsidiaries, will be in compliance with the covenants contained in Section 10.1 and at the end of each fiscal quarter of the next succeeding fiscal year;
(g)If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Borrower, within ten (10) Business Days of the occurrence of such ERISA Event, setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;
(h)Within ten (10) Business Days after a Responsible Officer of the Borrower has actual knowledge of same, notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating to, or affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect;
(i)Prompt notice, but in any event within ten (10) Business Days, of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited;
(j)A copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of the Borrower, any other Loan Party or any other Subsidiary within ten (10) Business Days after the later of (1) full execution thereof or (2) the effectiveness thereof;
(k)Prompt notice, but in any event within five (5) Business Days, of (i) any change in the senior management of the Borrower, any other Loan Party or any other Subsidiary, or (ii) the occurrence of any other event which, in the case of any of the immediately preceding clauses (i) and (ii), has had, or could reasonably be expected to have, a Material Adverse Effect;
(l)Prompt notice, but in any event within five (5) Business Days, of the occurrence of any Default or Event of Default;
(m)[Reserved];
(n)Prompt notice, but in any event within ten (10) Business Days, of entering into any Material Contract or Specified Derivatives Contract after the Agreement Date, and a copy of such contract;
(o)Prompt notice, but in any event within ten (10) Business Days, of any order, judgment or decree in excess of $500,000 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;
(p)Within ten (10) Business Days after receipt thereof, any notification of, or inquiry as to, an alleged material violation of any Applicable Law which has been received by any Loan Party or any other Subsidiary from any Governmental Authority;
(q)Prompt notice, but in any event within ten (10) Business Days, of the acquisition, incorporation or other creation of any Subsidiary, the purpose for such Subsidiary, the nature of the assets and liabilities thereof and whether such Subsidiary is a Material Subsidiary of the Borrower;
(r)Prompt notice, but in any event within ten (10) Business Days, of any notice of default under any CDD Debt;
(s)Promptly upon the request of the Administrative Agent, but in any event within ten (10) Business Days, evidence of the Borrower’s calculation of the Ownership Share with respect to a

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Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail satisfactory to the Administrative Agent;
(t)If the Borrower receives a Credit Rating, then promptly (but in any event within ten (10) Business Days), upon any change in the Borrower’s Credit Rating, a certificate stating that the Borrower’s Credit Rating has changed and the new Credit Rating that is in effect;
(u)Promptly (but in any event within ten (10) Business Days), upon each request, such information identifying the Borrower as a Lender may request in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, and the Beneficial Ownership Regulation;
(v)Promptly, and in any event within ten (10) Business Days after a Responsible Officer of the Borrower obtains knowledge thereof, written notice of the occurrence of any of the following: (i) the Borrower, any Loan Party or any other Subsidiary shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) the Borrower, any Loan Party or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Borrower, any Loan Party or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Borrower, any Loan Party or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an Environmental Claim, and the matters covered by notices referred to in any of the immediately preceding clauses (i) through (iv), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(w)Promptly upon the request of the Administrative Agent (but in any event within ten (10) Business Days), the Derivatives Value in respect of any Specified Derivatives Contract from time to time outstanding;
(x)From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any of its Subsidiaries, or any other Loan Party as the Administrative Agent or any Lender may reasonably request; and
(y)Prompt notice, but in any event within five (5) Business Days, of the taking or threatened taking by any holder of Permitted Deferred Purchase Price Debt of an enforcement action against any Property, the Borrower, or any Subsidiary Guarantor.
Section 9.5 Electronic Delivery of Certain Information.
(a)Documents required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender (or the Issuing Bank) pursuant to Article II except as provided in Section 9.5(b) and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices

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delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website, and the Administrative Agent or the Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 11:00 a.m. Central time on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, the Borrower shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.
(b)Documents required to be delivered pursuant to Article II may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.
Section 9.6 Public/Private Information.
The Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents (collectively, “Information Materials”) shall be delivered by or on behalf of the Borrower to the Administrative Agent and the Lenders pursuant to this Article and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.
Section 9.7 USA Patriot Act Notice; Compliance.
Federal law and regulations require financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties to, provide promptly upon any such request to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.
ARTICLE X NEGATIVE COVENANTS
For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:
Section 10.1 Financial Covenants.
(a)Minimum Tangible Net Worth. The Borrower shall not permit Tangible Net Worth at any time to be less than (i) $400,000,000.00 plus (ii)  seventy-five percent (75%) of the Net Proceeds of all Equity Issuances effected at any time after December 31, 2017, by the Borrower or any of its Subsidiaries to any Person other than the Borrower or any of its Subsidiaries plus (iii) fifty percent (50%) of positive Consolidated Earnings after taxes earned in any fiscal quarter ended after December 31, 2017.
(b)Maintenance of Leverage Ratio. The Borrower shall not permit the Leverage Ratio to be greater than sixty percent (60%) (as determined as of the last day of each fiscal quarter).

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(c)Minimum Liquidity. The Borrower shall not permit Liquidity at any time to be less than $50,000,000.
(d)Ratio of EBITDA to Interest Expense. The Borrower shall not permit the ratio of (i) EBITDA of the Borrower and its Subsidiaries for the most recent period of four consecutive fiscal quarters then ended to (ii) Interest Expense of the Borrower and its Subsidiaries for such period, to be less than 2.50 to 1.00.
(e)Permitted Investments. The Borrower shall not, and shall not permit any Subsidiary to, make an Investment in any Person, except for Permitted Investments; provided, however, that no Permitted Investment described in clauses (c) through (g) of the definition thereof shall be made if, after giving effect thereto, the aggregate amount of such Permitted Investments then outstanding would exceed fifteen percent (15%) of Tangible Net Worth.
(f)Land Components. The Borrower shall not permit Land Value to exceed, at any one time, one hundred forty-five percent (145%) of Tangible Net Worth.
(g)Housing Inventory. The Borrower shall not permit the number of Speculative Housing Units and Model Housing Units, as at the end of any fiscal quarter, to exceed the product of (i) the number of Housing Units closed during the period of six (6) months ending on the last day of such fiscal quarter, on an annualized basis, multiplied by (ii) forty-five percent (45%).
(h)Wholesale Sales Contracts. The Borrower shall not permit the number of Housing Units closed to third-party purchasers pursuant to Wholesale Sales Contracts, as of the end of any fiscal quarter, to exceed ten percent (10%) of the number of Housing Units closed during the period of six (6) months ending on the last day of such fiscal quarter.
Section 10.2 Negative Pledge.
The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, (a) create, assume, incur, permit or suffer to exist any Lien on any Borrowing Base Property or any direct or indirect ownership interest of the Borrower in any Person owning any Borrowing Base Property, now owned or hereafter acquired, except for Permitted Liens, or (b) permit any Borrowing Base Property or any direct or indirect ownership interest of the Borrower or in any Person owning a Borrowing Base Property, to be subject to a Negative Pledge, except (i) pursuant to this Agreement and the other Loan Documents, (ii) customary restrictions contained in the organizational documents of any Subsidiary that is not a Guarantor as of the Effective Date, (iii) customary restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (iv) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreement otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto, (v) any restrictions pursuant to the Senior Notes Indenture so long as any such Negative Pledge or similar contractual covenant does not prohibit the granting of Liens securing the Guaranteed Obligations and (vi) customary provisions restricting assignment of any agreement entered into in the ordinary course of business. Without in any way limiting the foregoing, the Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, create, assume, incur, permit or suffer to exist any Lien on any Property to secure any Senior Notes Indebtedness or other obligations under any Senior Notes Indenture entered into by the Borrower or any Subsidiary.
Section 10.3 Restrictions on Intercompany Transfers.
The Borrower shall not, and shall not permit any Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any Subsidiary; (b) pay any Indebtedness owed to the

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Borrower or any Subsidiary; (c) make loans or advances to the Borrower or any Subsidiary; or (d) transfer any of its property or assets to the Borrower or any Subsidiary; other than (i) with respect to clauses (a) through (d) those encumbrances or restrictions contained in any Loan Document or existing by reason of Applicable Law, or (ii) with respect to clause (d), (x) customary provisions restricting assignment of any agreement or property entered into by the Borrower or any other Subsidiary in the ordinary course of business, (y) any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), and (z) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreement otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto.
Section 10.4 Merger, Consolidation, Sales of Assets and Other Arrangements.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) enter into any transaction of merger or consolidation; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); or (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets, or the capital stock of or other Equity Interests in any of the Borrower’s Subsidiaries, whether now owned or hereafter acquired; provided, however, that:
(i)any Material Subsidiary may merge with a Subsidiary so long as such Material Subsidiary is the survivor;
(ii)any Subsidiary may sell, transfer or dispose of its assets to any Material Subsidiary or to the Borrower;
(iii)the Borrower and any Subsidiary may sell, transfer or dispose of its assets in the ordinary course of business; provided, however, (1) in the case of Collateral, such sale, transfer or disposition is in accordance with Section 4.5, (2) other than in the case of Collateral, the Borrower shall be in compliance with Section 10.1 and no Event of Default exists or will exist after giving effect to such sale, transfer or disposition, and (3) such sale, transfer or disposition shall not constitute the sale, transfer or disposition of all or substantially all of the assets of the Borrower and the Material Subsidiaries; and
(iv)the Borrower may liquidate, windup, dissolve, convey, sell, transfer or otherwise dispose of all or any substantial part of the business or assets of, or the Equity Interests in, any of its Subsidiaries of the Borrower’s business in connection with (a) the restructuring or withdrawal from one or more geographic regions or (b) with respect to any Subsidiary that is a single-purpose entity, the sale of all of a Subsidiary’s assets, and in either such event, the provisions of Section 4.6 shall be applicable; provided, however, (1) if any Collateral is released in connection with such sale, transfer or disposition, such sale, transfer or disposition is in accordance with Section 4.5 (including, without limitation, delivery of Release Consideration to the Administrative Agent for application in accordance with Section 4.5), (2) the Borrower shall be in compliance with Section 10.1 and no Event of Default exists or will exist after giving effect to such liquidation, windup, dissolution, sale, transfer or disposition, and (3) such sale, transfer or disposition, such sale, transfer or disposition shall not result in a Material Adverse Effect.
Section 10.5 Subordinated Debt Prepayments; Amendments.
The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, pay any principal of, or accrued interest on, any Subordinated Debt or otherwise make any voluntary or optional payment with respect to any principal of, or accrued interest on, any Subordinated Debt or otherwise redeem or acquire for value any Subordinated Debt or otherwise guaranty any Subordinated Debt; provided, however, (i) the Borrower may make scheduled payments of interest due with respect to any Subordinated Debt and

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(ii) the Borrower may make principal payments on the Subordinated Convertible Notes if the Borrower delivers to the Administrative Agent a certificate that indicates that Borrower shall be in compliance with the covenants under Section 10.1 on a pro forma basis after giving effect to any such payment of principal. Further, the Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, amend or modify, or permit the amendment or modification of, any agreement or instrument evidencing the Subordinated Convertible Notes where such amendment or modification provides for the following or which has any of the following effects:
(a)increases the rate of interest accruing on such Subordinated Debt;
(b)increases the amount of any scheduled installment of principal or interest on such Subordinated Debt, or shortens the date on which any such installment or principal or interest on such Subordinated Debt becomes due;
(c)shortens the final maturity date of such Subordinated Debt;
(d)increases the principal amount of such Subordinated Debt;
(e)amends any financial or other covenant contained in any document or instrument evidencing any Subordinated Debt in a manner which is more onerous to the Borrower or such Subsidiary or which requires the Borrower or such Subsidiary to improve its financial performance;
(f)provides for the payment of additional fees or the increase in existing fees; and/or
(g)otherwise could reasonably be expected to be adverse to the interests of the Administrative Agent or the Lenders.
Section 10.6 Permitted Indebtedness.
Neither the Borrower nor any Subsidiary will create, incur or suffer to exist any Indebtedness, except, without duplication and without duplication as to the Borrower and Subsidiaries:
(a)The Obligations;
(b)Unsecured Indebtedness existing on the Agreement Date and described on Schedule 7.1(g) attached hereto;
(c)Derivatives Contracts entered into in respect of the Obligations;
(d)Indebtedness of the Borrower owed to a Subsidiary Guarantor, Indebtedness of a Subsidiary Guarantor owed to the Borrower and Indebtedness of a Subsidiary Guarantor owed to a Subsidiary Guarantor; provided, however, that (a) any Indebtedness of the Borrower owed to a Subsidiary Guarantor is unsecured and subordinated to the Borrower’s Obligations hereunder in a manner satisfactory to the Administrative Agent, and (b) upon any such Subsidiary Guarantor ceasing to be a Subsidiary Guarantor or such Indebtedness being owed to any Person other than the Borrower or a Subsidiary Guarantor, the Borrower or such Subsidiary Guarantor hereunder, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (d);
(e)Trade accounts payable and accrued expenses arising or occurring in the ordinary course of business;
(f)Indebtedness with respect to Letters of Credit;
(g)Indebtedness consisting of Taxes payable, and obligations in respect of customer deposits, all to the extent incurred in the ordinary course of the Borrower’s or any Subsidiary’s business;
(h)Performance bonds, completion bonds, other bonds customarily used by the Borrower in its trade or business, surety and appeal bonds, guarantees of performance and guarantees of

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Indebtedness of a special district entered into in the ordinary course of business (in each case other than for an obligation for money borrowed);
(i)Indebtedness arising under a guarantee of indebtedness of any Joint Venture (provided that such guarantee shall be deemed to be an investment in such Joint Venture and subject to the limitations in clause (e) of the definition of Permitted Investments and Section 10.1(e));
(j)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence;
(k)Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
(l)(i) Capitalized Lease Obligations and (ii) Non-Recourse Indebtedness secured by purchase money Liens on any Property (other than any Borrowing Base Property) hereafter acquired or the assumption of any Lien on Property (other than any Borrowing Base Property) existing at the time of such acquisition (and not created in contemplation of such acquisition), provided that (1) the amount outstanding under clauses (i) and (ii) shall not exceed $500,000 in the aggregate at any time and (2) with respect to Indebtedness incurred under clause (ii) above, (X) any Property securing such Indebtedness shall have been acquired by the Borrower or any Subsidiary in the ordinary course of its respective business and the Lien on any such Property shall attach to such asset concurrently or within ninety (90) days after the acquisition thereof, (Y) the amount of such Indebtedness shall not exceed such purchase price or cost of any Property securing such Indebtedness, and (Z) each Lien shall attach only to the Property so acquired;
(m)The Subordinated Convertible Notes, provided that (i) the outstanding principal amount of such Indebtedness does not exceed $85,000,000 in the aggregate at any time, (ii) such Indebtedness is unsecured, (iii) such Indebtedness is subordinate to the Obligations and (iv) such Indebtedness is not guaranteed by any Subsidiary Guarantor unless such guaranty is subordinated to the Guaranteed Obligations in a manner satisfactory to the Administrative Agent in its sole and absolute discretion (including, without limitation, a subordination agreement); provided, however, concurrently with the issuance of any Senior Notes Indebtedness in accordance with clause (q) below, the Subordinated Convertible Notes Indenture may be amended or supplemented to eliminate any contractual or other subordination of the Subordinated Convertible Notes to the Obligations, in which event subclauses (iii) and (iv) above shall thereafter no longer be applicable;
(n)Other Unsecured Indebtedness, provided that (A) after giving effect thereto, the Borrower is in compliance with the financial covenants set forth in Section 10.1, (B) the maturity date of such Indebtedness is at least one (1) year after the Maturity Date, (C) any covenants contained in the documents evidencing such Indebtedness must be no more restrictive, when taken as a whole, than the covenants contained in this Agreement, as determined by the Administrative Agent in its sole discretion, and (D) such Indebtedness shall not contain any cross default to this Agreement;
(o)CDD Debt;
(p)Permitted Deferred Purchase Price Debt; and
(q)Senior Notes Indebtedness, provided that (A) after giving pro forma effect to the issuance of such Senior Notes Indebtedness and the use of proceeds therefrom as of the end of the most recently ended fiscal quarter, the Borrower is in compliance with the financial covenants set forth in Section 10.1, (B) the maturity date of such Senior Notes Indebtedness is at least ninety-one (91) days after the Maturity Date, (C) such Senior Notes Indebtedness and Senior Notes Indenture do not contain any financial maintenance covenants, and (D) the Borrower has delivered to the Administrative Agent a certificate of a

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Responsible Officer certifying to the compliance with clauses (A), (B), and (C) above, and (E) concurrently with the issuance thereof, the Borrower shall have delivered an opinion of counsel (subject to customary exceptions, qualifications and limitations) to the Borrower and the Guarantors, who may be an employee of or counsel to the Borrower and the Guarantors, addressed to the Administrative Agent and the Lenders, covering (i) the issuance of such Senior Notes Indebtedness does not conflict with or violate the terms of this Agreement, the Notes, the Subsidiary Guaranties, the Hazardous Materials Indemnity Agreements, the Subordinated Convertible Notes or the Subordinated Convertible Notes Indenture and (ii) any supplemental indenture entered into in connection with the issuance of such Senior Notes Indebtedness evidencing an amendment of, or supplement to, the Subordinated Convertible Notes Indenture has been duly authorized, executed and delivered by the Borrower and is valid, binding and enforceable against the Borrower.
Section 10.7 Plans.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The Borrower shall not cause or permit to occur, and shall not permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.
Section 10.8 Fiscal Year.
The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.
Section 10.9 Modifications of Organizational Documents and Material Contracts.
(a)The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify or waive the application of any provision of its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) is adverse in any material respect to the interest of the Administrative Agent, the Issuing Bank or the Lenders or (b) could reasonably be expected to have a Material Adverse Effect.
(b)The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, (i) enter into any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect, (ii) default in the performance of any material obligations of any Loan Party or other Subsidiary in any Material Contract, or (iii) permit any Material Contract to be canceled or terminated prior to its stated maturity.
Section 10.10 Transactions with Affiliates.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) as set forth on Schedule 7.1(r) (including extensions of any agreement or arrangement set forth therein), (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, or (c) transactions between the Borrower and/or the Subsidiary Guarantors and not involving any other Affiliate. Notwithstanding the foregoing, no payments may be made with respect to any items set forth on such Schedule 7.1(r) if a Default or Event of Default exists or would result therefrom.

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Section 10.11 Environmental Matters.
The Borrower shall not, and shall not permit any other Loan Party, any other Subsidiary or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Properties in material violation of any Environmental Law or in a manner that would reasonably be expected to lead to any material Environmental Claim or pose a material risk to human health, safety or the environment. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.
Section 10.12 Derivatives Contracts.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of Derivatives Contracts other than Derivatives Contracts entered into by the Borrower, any such Loan Party or any such Subsidiary in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Borrower, such other Loan Party or such other Subsidiary.
Section 10.13 Leasing
The Borrower shall not permit any Housing Unit to be leased to a Person unless such Housing Unit is a Rental Pool Asset.
ARTICLE XI DEFAULT
Section 11.1 Events of Default.
Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:
(a)Default in Payment. The Borrower’s failure to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) (i) any principal of any of the Loans or any Reimbursement Obligation, (ii) any interest on any of the Loans or any Reimbursement Obligation and such default shall continue for three (3) Business Days, and (iii) any other amount payable under this Agreement or any other Loan Document and such default shall continue for five (5) Business Days after notice by the Administrative Agent to the Borrower.
(b)Default in Performance.
(i)Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained (A) in Article X or Sections 9.1, 9.2, 9.3, or 9.4(d), or (B) in Article IX (excluding Sections 9.1, 9.2, 9.3, and 9.4(d)) and in the case of this subsection (b)(i)(B) only such failure continues for a period of thirty (30) days after the earlier of (x) the date upon which a Responsible Officer of the Borrower obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent; or
(ii)Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(ii) only, such failure shall continue for a period of thirty (30) days after the earlier of (x) the date upon which a Responsible Officer of the Borrower obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.
(c)Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document,

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or any amendment hereto or thereto, or in any other writing or statement at any time furnished pursuant thereto by, or at the direction of, any Loan Party to the Administrative Agent, the Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.
(d)Indebtedness Cross‑Acceleration.
(i)The Borrower, any other Loan Party or any other Subsidiary shall fail to make any payment when due and payable in respect of any Indebtedness (other than the Loans and Reimbursement Obligations) having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, having, without regard to the effect of any close-out netting provision, a Derivatives Value), in each case individually or in the aggregate with all other Indebtedness as to which such a failure exists, of $1,000,000.00 or more (“Material Indebtedness”); or
(ii)(x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid, repurchased, redeemed or defeased prior to the stated maturity thereof; or
(iii)Any other event shall have occurred and be continuing which, with or without the passage of time, the giving of notice, or otherwise would permit any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid, repurchased, redeemed or defeased prior to its stated maturity; or
(iv)Subject to Section 10.6(m), (1) the failure of any Loan Party to comply with the terms of any subordination provisions of the Subordinated Convertible Notes or other document running to the benefit of the Administrative Agent or Lenders, or (2) if any such subordination provisions are finally determined by a court of competent jurisdiction to be null and void or unenforceable against any lender holding the Subordinated Convertible Notes.
(e)Voluntary Bankruptcy Proceeding. The Borrower, any other Loan Party or any other Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding‑up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.
(f)Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, any other Loan Party or any other Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall

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continue undismissed or unstayed for a period of forty-five (45) consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.
(g)Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).
(h)Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Borrower, any other Loan Party, or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Borrower, any other Loan Party or any other Subsidiary, $500,000, or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.
(i)Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any other Loan Party or any other Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $500,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of twenty (20) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Borrower, any other Loan Party or any other Subsidiary.
(j)ERISA.
(i)Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $1,000,000; or
(ii)The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $10,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.
(k)[reserved]
(l)Change of Control/Change in Management.
(i)Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Eric T. Lipar or a group controlled by Eric T. Lipar, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50.0% of the total voting power of the then outstanding voting stock of the Borrower; or

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(ii)During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12 month period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office; or
(iii)If Eric T. Lipar ceases for any reason to be principally involved in the senior management of the Borrower, and the Borrower shall have failed to replace the resulting vacancies in senior management with individuals reasonably acceptable to the Administrative Agent within a period of 180 days.
(m)Damage; Strike; Casualty. Any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than thirty (30) consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities of the Borrower, any other Loan Party, or any other Subsidiary taken as a whole and only if any such event or circumstance could reasonably be expected to have a Material Adverse Effect.
(n)Trigger Event. Following the occurrence of a Trigger Event, the Borrower’s failure to timely comply with the provisions of Section 4.3, including, without limitation, (i) executing, delivering and causing to be filed Mortgages in favor of the Administrative Agent and (ii) causing to be delivered to the Administrative Agent the Mortgage Requirements.
(o)Subordinated Debt Documents. Subject to Section 10.6(m), the failure of any Loan Party to comply with the terms of any intercreditor agreement or any subordination provisions of any note or other document running to the benefit of the Administrative Agent or Lenders, or if any such document becomes null and void or unenforceable against any lender holding the Subordinated Debt.
(p)Mortgages. The failure at any time of any Mortgage to be a valid first lien upon the Collateral purported to be encumbered thereby or any portion thereof (subject to Permitted Liens), other than as a result of any release or reconveyance of any Mortgage with respect to all or any portion of the Collateral purported to be encumbered thereby pursuant to the terms and conditions of this Agreement.
(q)Money Laundering. The indictment, arraignment, custodial detention or conviction of the Borrower or any Subsidiary, on any charge of violating any Anti-Money Laundering Laws, or the involvement of any such Person, in any activity which could result in an indictment, arraignment, custodial detention or conviction on any such charge.
(r)Breach of Sanctions Provisions. The failure of any representation or warranty of the Borrower, or the Borrower’s failure to perform or observe any covenant, contained in Section 7.1(x) or Section 8.8(b) of this Agreement.
Section 11.2 Remedies Upon Event of Default.
Upon the occurrence of an Event of Default the following provisions shall apply:
(a)Acceleration; Termination of Facilities.
(i)Automatic. Upon the occurrence of an Event of Default specified in Sections 11.1(e) or 11.1(f) with respect to the Borrower, (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account, and (C) all of the other Obligations, including,

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but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments and the obligation of the Issuing Bank to issue Letters of Credit hereunder, shall all immediately and automatically terminate.
(ii)Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account, and (C) all of the other non-contingent Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments and the obligation of the Issuing Bank to issue Letters of Credit hereunder.
(b)Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.
(c)Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.
(d)Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the Collateral, the property and/or the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.
(e)Remedies in Respect of Specified Derivatives Contracts. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent, the Issuing Bank or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, to undertake any of the following: (a) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider, and (d) to prosecute any legal action against the Borrower, any Loan Party or other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract.

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Section 11.3 Reserved.
Section 11.4 Marshaling; Payments Set Aside.
No Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Guaranteed Obligations. To the extent that any Loan Party makes a payment or payments to a Lender Party, or a Lender Party enforces its security interest or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Guaranteed Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
Section 11.5 Allocation of Proceeds.
If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 3.3) under any of the Loan Documents, in respect of any Guaranteed Obligations shall be applied in the following order and priority:
(a)    to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and the Issuing Bank in its capacity as such, ratably among the Administrative Agent and the Issuing Bank in proportion to the respective amounts described in this clause (a) payable to them;

(b)    to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause (b) payable to them;

(c)    to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause (c) payable to them;

(d)    to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, other Letter of Credit Liabilities and payment obligations then owing under Specified Derivatives Contracts, ratably among the Lenders, the Issuing Bank, and the Specified Derivatives Providers and in proportion to the respective amounts described in this clause (d) payable to them; provided, however, to the extent that any amounts available for distribution pursuant to this clause are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account; and

(e)    the balance, if any, after all of the Guaranteed Obligations have been paid in full, to the Borrower or as otherwise required by Applicable Law.

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Notwithstanding the foregoing, Guaranteed Obligations arising under Specified Derivatives Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider, as the case may be. Each Specified Derivatives Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII for itself and its Affiliates as if a “Lender” party hereto.
Section 11.6 Letter of Credit Collateral Account.
(a)As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent, the Issuing Bank and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section.
(b)Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Bank and the Lenders; provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.
(c)If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the Issuing Bank for the payment made by the Issuing Bank to the beneficiary with respect to such drawing.
(d)If an Event of Default exists, the Administrative Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 11.5.
(e)So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Administrative Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within ten (10) Business Days after the Administrative Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities at such time. When all of the Obligations shall have been paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

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(f)The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.
Section 11.7 Performance by Administrative Agent.
If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower and the expiration of any cure or grace periods set forth herein, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.
Section 11.8 Rights Cumulative.
(a)Generally. The rights and remedies of the Administrative Agent, the Issuing Bank, and the Lenders under this Agreement and each of the other Loan Documents, and of the Specified Derivatives Providers under the Specified Derivatives Contracts, shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Issuing Bank, the Lenders and the Specified Derivatives Providers may be selective and no failure or delay by any such Lender Party in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
(b)Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article XII for the benefit of all the Lenders and the Issuing Bank; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Loan Documents, (ii) the Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Issuing Bank) hereunder, under the other Loan Documents, (iii) any Specified Derivatives Provider from exercising the rights and remedies that inure to its benefit or under any Specified Derivatives Contract, (iv) any Lender from exercising setoff rights in accordance with Section 13.4 (subject to the terms of Section 3.3), or (v) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article XII and (y) in addition to the matters set forth in clauses (ii), (iv) and (v) of the preceding proviso and subject to Section 3.3, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

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ARTICLE XII THE ADMINISTRATIVE AGENT; INTERCREDITOR PROVISIONS
Section 12.1 Appointment and Authorization.
Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent,” “the Administrative Agent,” “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article IX that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.
Section 12.2 Administrative Agent as Lender.
The Lender acting as the Administrative Agent shall have the same rights and powers as a Lender or as a Specified Derivatives Provider, as the case may be, under this Agreement and any other Loan Document and under any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual

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capacity. Wells Fargo and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Issuing Bank, the other Lenders, or any Specified Derivatives Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement, any Specified Derivatives Contract, or otherwise, without having to account for the same to the Issuing Bank, the other Lenders or any Specified Derivatives Providers. The Issuing Bank and the Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.
Section 12.3 Collateral Matters; Protective Advances.
(a)Each Lender hereby authorizes the Administrative Agent, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents.
(b)The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction in full of all of the Obligations and Specified Derivatives Obligations; (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document; and (iii) if approved, authorized or ratified in writing by the Requisite Lenders (or such greater number of Lenders as this Agreement or any other Loan Document may expressly provide). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section.
(c)Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and in accordance with the time periods set forth in Section 4.5 and Section 4.6, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for its benefit and the benefit of the other Lender Parties, herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or Specified Derivatives Obligations or any Liens upon (or obligations of the Borrower or any other Loan Party in respect of) all interests retained by the Borrower or any other Loan Party, including (without limitation) the proceeds of such sale or transfer, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure.
(d)The Administrative Agent shall have no obligation whatsoever to the Lenders, the Issuing Bank or the Specified Derivatives Providers or to any other Person to assure that the Collateral exists or is owned by the Borrower, any other Loan Party or any other Subsidiary or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section or

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in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except to the extent resulting from its gross negligence or willful misconduct.
(e)The Administrative Agent may make, and shall be reimbursed by the Lenders (in accordance with their Pro Rata Shares) to the extent not reimbursed by the Borrower for, Protective Advances during any one calendar year with respect to each Property that is Collateral up to the sum of (i) amounts expended to pay real estate taxes, assessments and governmental charges or levies imposed upon such Property; (ii) amounts expended to pay insurance premiums for policies of insurance related to such Property; and (iii) $500,000. Protective Advances in excess of said sum during any calendar year for any Property that is Collateral shall require the consent of the Requisite Lenders. The Borrower agrees to pay on demand all Protective Advances.
(f)By their acceptance of the benefits of the Security Documents, each Lender that is at any time itself a Specified Derivatives Provider, or having an Affiliate that is a Specified Derivatives Provider, hereby, for itself, and on behalf of any such Affiliate, in its capacity as a Specified Derivatives Provider, irrevocably appoints and authorizes the Administrative Agent as its collateral the Administrative Agent, to take such action as contractual representative on such Specified Derivatives Provider’s behalf and to exercise such powers under the Security Documents as are specifically delegated to the Administrative Agent by the terms of this Section 12.3, Section 12.4, and any Security Document, together with such powers as are reasonably incidental thereto; provided, that this subsection (f) shall not affect any of the terms of a Specified Derivatives Contract or restrict a Specified Derivatives Provider from taking any action permitted by a Specified Derivatives Contract. For the avoidance of doubt, all references in this Section 12.3 to “Lender” or “Lenders” shall be deemed to include each Lender (and Affiliate thereof) in its capacity as a Specified Derivatives Provider.
Section 12.4 Post-Foreclosure Plans
If all or any portion of the Collateral is acquired by the Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Obligations and/or Specified Derivatives Obligations, the title to any such Collateral, or any portion thereof, shall be held in the name of the Administrative Agent or a nominee or Subsidiary of the Administrative Agent, as the Administrative Agent, for the ratable benefit of all Lenders, the Issuing Bank and the Specified Derivatives Providers. The Administrative Agent shall prepare a recommended course of action for such Collateral (a “Post-Foreclosure Plan”), which shall be subject to the approval of the Requisite Lenders. In accordance with the approved Post-Foreclosure Plan, the Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and shall administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral. Actions taken by the Administrative Agent with respect to the Collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders by way of supplement to such Post-Foreclosure Plan. Upon demand therefor from time to time, each Lender will contribute its share (based on its Pro Rata Share) of all reasonable costs and expenses incurred by the Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such Collateral. In addition, the Administrative Agent shall render or cause to be rendered to each Lender, the Issuing Bank and each Specified Derivatives Provider, on a monthly basis, an income and expense statement for such Collateral, and each Lender shall promptly contribute its Pro Rata Share of any operating loss for such Collateral, and such other expenses and operating reserves as the Administrative Agent shall deem reasonably

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necessary pursuant to and in accordance with the approved Post-Foreclosure Plan; for the avoidance of doubt, with respect only to Collateral acquired by the Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or that is retained in satisfaction of all or any part of the Obligations and/or Specified Derivatives Obligations, the parties agree that the Borrower shall have no obligation to reimburse the Administrative Agent or any Lender for all or any part of any such operating loss, other expenses or operating reserves. To the extent there is net operating income from such Collateral, the Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders, the Issuing Bank and the Specified Derivatives Providers; for the avoidance of doubt, the parties agree that the Borrower shall have no right to any portion of such income. All such distributions shall be made to the Lenders in accordance with their respective Pro Rata Shares. The Lenders, the Issuing Bank and the Specified Derivatives Providers acknowledge and agree that if title to any Collateral is obtained by the Administrative Agent or its nominee, such Collateral will not be held as a permanent investment but will be liquidated and the proceeds of such liquidation will be distributed in accordance with Section 11.5 as soon as practicable, as if such proceeds were the proceeds of the Loan Documents. The Administrative Agent shall undertake to sell such Collateral, at such price and upon such terms and conditions as the Requisite Lenders reasonably shall determine to be most advantageous to the Lenders, the Issuing Bank and the Specified Derivatives Providers. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Collateral in accordance with the immediately preceding sentence shall name the Administrative Agent, as the Administrative Agent for the Lenders, as the beneficiary or mortgagee. In such case, the Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of the Lenders in the same Pro Rata Shares as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable.
Section 12.5 Approvals of Lenders.
All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, consent or approval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such; provided, however, that, (x) this sentence shall not apply to any determination, consent, or approval regarding any matter requiring the consent of all Lenders or all affected Lenders under Section 13.7(b) and (y) any such deemed approval or consent shall be effective against a Lender only if the written notice to such Lender was sent electronically or in an envelope marked “PRIORITY” and contained a bold-faced, conspicuous legend at the top of the first page thereof stating “NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LGI HOMES, INC. AMENDED AND RESTATED CREDIT AGREEMENT. FAILURE TO RESPOND TO THIS REQUEST WITHIN TEN (10) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”.
Section 12.6 Notice of Events of Default.
The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving

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as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, a Lender’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.
Section 12.7 Administrative Agent’s Reliance.
Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender, the Issuing Bank or any other Person, or shall be responsible to any Lender, the Issuing Bank or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender or the Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lender Parties in any such Collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney-in-fact as determined by a court of competent jurisdiction in a final non-appealable judgment.
Section 12.8 Indemnification of Administrative Agent.
Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as the Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting

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from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out‑of‑pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out‑of‑pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.
Section 12.9 Lender Credit Decision, Etc.
Each of the Lenders and the Issuing Bank expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to the Issuing Bank or such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to the Issuing Bank or any Lender. Each of the Lenders and the Issuing Bank acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Bank by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or

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responsibility to provide any Lender or the Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties. Each of the Lenders and the Issuing Bank acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or the Issuing Bank.
Section 12.10 Successor Administrative Agent.
The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender and the Issuing Bank directly until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders and the Issuing Bank so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender or Issuing Bank were itself the Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Any resignation by an the Administrative Agent shall also constitute the resignation as the Issuing Bank by the Lender then acting as the Administrative Agent (the “Resigning Lender”). Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder (i) the Resigning Lender shall be discharged from all duties and obligations of the Issuing Bank hereunder and under the other Loan Documents and (ii) the successor Issuing Bank shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning Lender as Issuing Bank outstanding at the time of such succession (which letters of credit issued in substitution shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit. After any the Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.
Section 12.11 Titled Agents.
Each of the Arranger and Documentation Agents (each, a “Titled Agent”), in such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing,

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enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents is solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Issuing Bank, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.
Section 12.12 Specified Derivatives Contracts; Specified Derivatives Providers.
No Specified Derivatives Provider that obtains the benefits of Section 11.5 by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Derivatives Contracts unless the Administrative Agent has received written notice of Specified Derivatives Contracts, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider, as the case may be.
Section 12.13 Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, Titled Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

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(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, Titled Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:
(i)none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(ii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or Person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of Lender’s obligations),
(iv)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)no fee or other compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.
(c)The Administrative Agent and Titled Agents hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

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ARTICLE XIII MISCELLANEOUS
Section 13.1 Notices.
Unless otherwise provided herein (including without limitation as provided in Section 9.5), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:
If to the Borrower:
LGI Homes, Inc.
1450 Lake Robbins Drive, Suite 430
The Woodlands, Texas 77380
Attention: Chief Financial Officer
Telecopy Number: 281.210.2601
Telephone Number: 281.362.8998
E-mail: cmerdian@lgihomes.com

If to the Administrative Agent:
Wells Fargo Bank, National Association
1000 Louisiana St., 16th Floor
Houston, Texas 77002
Attention: Doug Carman
Telecopier: 713.739.1077
Telephone: 713.319.1412
E-mail: doug.carman@wellsfargo.com

with a copy to:
Wells Fargo Bank, National Association
2030 Main Street, Suite 800
Irvine, California 92614
Attention: Stacy Novack
Telecopier: 949.851.9728
Telephone: 949.251.4358
E-mail: novacks@wellsfargo.com

with a copy to
Wells Fargo Bank, National Association
Shared Credit Management

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333 South Grand Avenue, 9th Floor
Los Angeles, California 90071
Attention: Rita Swayne
Telecopier: 866.600.0943
Telephone: 213.253.6021
E-mail: swayner@wellsfargo.com

If to the Administrative Agent under Article II:
Wells Fargo Bank, National Association
Minneapolis Loan Center
MAC N9303-110
600 South 4th Street, 9th Floor
Minneapolis, Minnesota 55415
Attn: Alyssa Lyngstad
Telecopier: 877.407.4676
Telephone: 612.316.0114
E-mail: Alyssa.Lyngstad@wellsfargo.com

If to the Issuing Bank:
Wells Fargo Bank, National Association
2030 Main Street, Suite 800
Irvine, California 92614
Attention: Stacy Novack
Telecopier: 949.851.9728
Telephone: 949.251.4358
E-mail: novacks@wellsfargo.com

with a copy to

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Wells Fargo Bank, National Association
1000 Louisiana St., 16th Floor
Houston, Texas 77002
Attention: Doug Carman
Telecopier: 713.739.1077
Telephone: 713.319.1412
E-mail: doug.carman@wellsfargo.com

If to any other Lender:
To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender or the Issuing Bank shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent, the Issuing Bank and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 9.5 to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, the Issuing Bank or any Lender under Article II shall be effective only when actually received. None of the Administrative Agent, the Issuing Bank or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Issuing Bank or the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, the Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.
Section 13.2 Expenses.
The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents and of the Administrative Agent in connection with the review of Properties for inclusion in calculations of the Borrowing Base and the Administrative Agent’s other activities under Article IV and the reasonable fees and disbursements of counsel to the Administrative Agent relating to all such activities, (b) to pay or reimburse the Administrative Agent, the Issuing Bank and the Lenders for all their reasonable costs

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and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Administrative Agent, the Issuing Bank and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Administrative Agent incurred in connection with the representation of the Administrative Agent in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1(e) or 11.1(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor‑in‑possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.
Section 13.3 Stamp, Intangible and Recording Taxes.
The Borrower will pay any and all stamp, excise, intangible, registration, recordation and similar taxes, fees or charges (but in no event Excluded Taxes) and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.
Section 13.4 Setoff.
Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, the Issuing Bank, each Lender, each Affiliate of the Administrative Agent, the Issuing Bank or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of the Issuing Bank, a Lender, an Affiliate of the Issuing Bank or a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, the Issuing Bank, such Lender, any Affiliate of the Administrative Agent, the Issuing Bank or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2, and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance

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with the provisions of Section 3.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
Section 13.5 Litigation; Jurisdiction; Other Matters; Waivers.
(a)EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.
(b)THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR

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ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
(c)THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE BORROWER AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN.
(d)THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.
Section 13.6 Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (e) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of an assigning Revolving Lender’s Revolving Commitment and/or the Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in the immediately preceding subsection (A), the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if the “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall

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not be less than $5,000,000 in the case of any assignment of a Revolving Commitment, unless the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000 in the case of a Commitment or Revolving Loans, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Commitment assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:
(A)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender; and
(B)the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Commitment.
(C)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default exists at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.
(iv)Assignment and Acceptance; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 ($7,500 for any Defaulting Lender) for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural person.
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee

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of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Revolving Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.4, 13.2 and 13.10 and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.11 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).
(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase

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such Lender’s Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty except as contemplated in Section 4.6, in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10, 5.1, 5.4 (subject to the requirements and limitations therein, including the requirements under Section 3.10(g) (it being understood that the documentation required under Section 3.10(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.1 or 3.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.6 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.
(g)USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

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Section 13.7 Amendments and Waivers.
(a)Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Subject to the immediately following subsection (c), any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Revolving Lenders, and not any other Lenders, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto). Notwithstanding anything to the contrary contained in this Section, the Fee Letter may only be amended, and the performance or observance by any Loan Party thereunder may only be waived, in a writing executed by the parties thereto.
(b)Additional Lender Consents. In addition to the foregoing requirements, no amendment, waiver or consent shall:
(i)increase (or reinstate) the Commitments of a Lender or subject a Lender to any additional obligations without the written consent of such Lender;
(ii)reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations without the written consent of each Lender directly affected thereby; provided, however, only the written consent of the Requisite Lenders shall be required for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate”;
(iii)reduce the amount of any Fees payable to a Lender without the written consent of such Lender;
(iv)modify the definitions of “Revolving Loan Termination Date” (except in accordance with Section 2.14) or “Revolving Commitment Percentage,” otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Revolving Loans or for the payment of Fees or any other Obligations owing to the Revolving Lenders, or extend the expiration date of any Letter of Credit beyond the date that is thirty days prior to the Revolving Loan Termination Date, in each case, without the written consent of each Revolving Lender;
(v)modify the definition of “Pro Rata Share” or amend or otherwise modify the provisions of Section 3.2 without the written consent of each Lender;
(vi)amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section without the written consent of each Lender;
(vii)modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Revolving Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Revolving Lender;

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(viii)release any Guarantor from its obligations under the Guaranty (except as contemplated in Section 4.6) without the written consent of each Lender;
(ix)amend, or waive the Borrower’s compliance with, Section 2.16 without the written consent of each Lender;
(x)release or dispose of any Collateral without the written consent of each Lender unless released or disposed of as permitted by, and in accordance with, the terms of this Agreement, including, Sections 4.5, 10.4 or 12.4;
(xi)amend or otherwise modify the provisions of Section 3.3 without the written consent of each Lender; or
(xii)permit the Collateral to secure any debt other than the Guaranteed Obligations without the written consent of each Lender.
(c)Amendment of Administrative Agent’s Duties, Etc. Unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.4 or the obligations of the Issuing Bank under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Issuing Bank. No amendment, modification or consent with respect to this Agreement or any Loan Document altering the ratable treatment of Guaranteed Obligations arising under Specified Derivatives Contracts resulting in such Guaranteed Obligations being junior in right of payment to principal on the Loans or resulting in Guaranteed Obligations owing to any Specified Derivative Provider becoming unsecured to the extent such Guaranteed Obligations are to be secured in accordance with the terms hereof (other than releases of Liens applicable to all Lenders permitted in accordance with the terms hereof), in each case in a manner adverse to any Specified Derivative Provider, shall be effective without the written consent of such Specified Derivative Provider (which written consent shall not be unreasonably delayed, withheld or conditioned). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.
(d)Technical Amendments. Notwithstanding anything to the contrary in this Section 13.7, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend such provision or

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provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders and the Issuing Bank. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.
(e)Replacement Rate. Notwithstanding anything to the contained herein, the Administrative Agent and the Borrower may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 5.2(b) in accordance with the terms of Section 5.2(b).
Section 13.8 Nonliability of Administrative Agent and Lenders.
The relationship between the Borrower, on the one hand, and the Lenders, the Issuing Bank and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent, the Issuing Bank or any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent, the Issuing Bank or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. None of the Administrative Agent, the Issuing Bank or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.
Section 13.9 Confidentiality.
The Administrative Agent, the Issuing Bank and each Lender shall maintain the confidentiality of all Information (as defined below), but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ other respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s, Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the Information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any such Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Affiliate of the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent, the Issuing Bank and each Lender may disclose any such confidential Information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent, the Issuing Bank or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent, the Issuing Bank or

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such Lender. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate, provided that, in the case of any such information received from the Borrower, any other Loan Party, any other Subsidiary or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 13.10 Indemnification.
(a)The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, and shall pay or reimburse any such Indemnified Party for, any and all losses, claims (including without limitation, Environmental Claims), damages, liabilities and related expenses (including without limitation, the fees, charges and disbursements of any counsel for any Indemnified Party) (which counsel may be employees of any Indemnified Party), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower, any other Loan Party or any other Subsidiary) other than such Indemnified Party and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, any other Loan Party or any other Subsidiary, or any Environmental Claim related in any way to the Borrower, any other Loan Party or any other Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, any other Loan Party or any other Subsidiary, and regardless of whether any Indemnified Party is a party thereto, (v) any claim (including without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent, the Issuing Bank or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, (vi) the Administrative Agent and Lenders entering into this Agreement, (vii) the establishment of this credit facility in favor of the Borrower, (viii) the Administrative Agent and/or Lenders being deemed creditors in possession of the Borrower’s information, (ix) the Administrative Agent and/or Lenders being deemed material creditors that are alleged to have exercised direct or indirect influence, (x) exercise by the Administrative Agent and/or Lenders of any of the rights or remedies available to them pursuant to any Loan Document, (xi) any civil penalties or fines assessed by OFAC as a result of the Borrower’s conduct, together with all costs and expenses related thereto, or (xii) the violation of, or non-compliance with, any Applicable Law; provided, however, that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

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(b)If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.
(c)The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.
References in this Section 13.10 to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers. This Section 13.10 shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.
Section 13.11 Termination; Survival.
This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated or expired or been canceled, (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and the Issuing Bank is no longer obligated under this Agreement to issue Letters of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent, the Issuing Bank and the Lenders are entitled under the provisions of Sections 3.10, 5.1, 5.4, 12.8, 13.2 and 13.10 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.5 and Section 13.17, shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Bank and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.
Section 13.12 Severability of Provisions.
If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.
Section 13.13 GOVERNING LAW.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
Section 13.14 Counterparts.
To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all Persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

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Section 13.15 Obligations with Respect to Loan Parties and Subsidiaries.
The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties or Subsidiaries.
Section 13.16 Independence of Covenants.
All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section 13.17 Limitation of Liability.
None of the Administrative Agent, the Issuing Bank, any Lender, or any of their respective Related Parties shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or any of the transactions contemplated by this Agreement or any of the other Loan Documents.
Section 13.18 Entire Agreement.
This Agreement and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency. There are no oral agreements among the parties hereto.
Section 13.19 Construction.
The Administrative Agent, the Issuing Bank, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Issuing Bank, the Borrower and each Lender.
Section 13.20 Headings.
The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.
Section 13.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

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(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of any Write-Down and Conversion Powers.
Section 13.22 Amended and Restated Credit Agreement.
(a)This Agreement shall amend and restate the Existing Credit Agreement in its entirety. Without limiting the generality of the foregoing, (a) the Existing Credit Agreement is merged and incorporated into this Agreement and (b) this Agreement shall supersede and control any inconsistent provision in the Existing Credit Agreement. All references in the Loan Documents (including the Existing Loan Documents) to the Existing Credit Agreement are hereby modified and shall now be deemed to refer to this Agreement. All references in the Loan Documents (including the Existing Loan Documents) to the Obligations, the Notes, the Loan Documents and other terms defined herein are hereby modified and shall now be deemed to refer to such terms and items as defined or described in this Agreement. All Collateral shall secure, and the Guaranty shall guaranty, the Notes and the Guaranteed Obligations as defined and described in this Agreement. Without limiting the foregoing and in confirmation of the Liens intended to be granted pursuant to the Loan Documents (including any Existing Loan Documents), each Loan Party grants, conveys, and assigns to the Administrative Agent, as agent for the Lenders, a lien against and security interest in all Collateral described in such Loan Documents as security for the Guaranteed Obligations. Except as modified hereby or by any other Loan Document (whether dated as of or prior to the Agreement Date) which expressly modifies any of the Existing Loan Documents, all of the terms and provisions of the Existing Loan Documents (including schedules and exhibits thereto), and the indebtedness, duties and obligations thereunder, are ratified and affirmed in all respects and shall remain in full force and effect. This Agreement shall not, however, constitute a novation of the Loan Parties’ indebtedness, duties and obligations under or with respect to the Existing Loan Documents, the Existing Loans thereunder or the Existing Letters of Credit issued thereunder.
(b)In furtherance of the foregoing, on the Agreement Date (i) all outstanding Existing Loans shall continue to be Revolving Loans hereunder and each applicable Existing Lender shall be deemed to sell, and each New Lender and each Existing Lender whose Revolving Commitments are increasing on the Agreement Date shall be deemed to purchase, an interest therein as required to establish Revolving Loans for each of the Revolving Lenders based on such Revolving Lender’s Revolving Commitment Percentage, and the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balances of such Revolving Loans and any other Revolving Loans funded on the Agreement Date, reflect the Revolving Commitments of the Lenders hereunder; (ii) all Existing Letters of Credit shall continue to be Letters of Credit hereunder and each applicable Existing Lender that is a Revolving Lender shall be deemed to sell, and each New Lender and each Existing Lender whose Revolving Commitments are increasing on the Agreement Date shall be deemed to purchase, an interest therein as required to establish the Letter of Credit participations therein in accordance with its respective Revolving Commitment Percentage; (iii) there shall have been credited to the Existing Lenders all accrued but unpaid interest due on the Existing Loans and Existing Letters of Credit to but excluding the Agreement Date; and (iv) there shall have been credited to the Existing Lenders all accrued but unpaid fees under the Existing Loans and Existing Letters of Credit owing to but excluding the Agreement Date and all other amounts, costs and

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expenses then owing to any of the Existing Lenders and/or the Administrative Agent under the Existing Loan Agreement, regardless of whether such amounts would otherwise be due and payable at such time pursuant to the terms of the Existing Loan Agreement.

[Signatures on Following Pages]

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amended and Restated Credit Agreement to be duly executed and delivered by their authorized officers all as of the day and year first above written.

BORROWER:

LGI HOMES, INC.,
a Delaware corporation

By:	/s/ Eric T. Lipar
Name:	Eric T. Lipar
Title:	Chief Executive Officer

[Signature Page — Third Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Administrative Agent and
as a Lender

By:	/s/ Douglas K. Carman
Name:	Douglas K. Carman
Title:	Senior Vice President

[Signature Page — Third Amended and Restated Credit Agreement]

FIFTH THIRD BANK

By:	/s/ Ted Smith
Name:	Ted Smith
Title:	Senior Vice President

[Signature Page — Third Amended and Restated Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Alicia Schug
Name:	Alicia Schug
Title:	Vice President

By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Vice President

[Signature Page — Third Amended and Restated Credit Agreement]

TAIWAN COOPERATIVE BANK, LTD.,
acting through its Los Angeles Branch

By:	/s/ David Wu
Name:	David Wu
Title:	Deputy General Manager

[Signature Page — Third Amended and Restated Credit Agreement]

CHANG HWA COMMERCIAL BANK, LTD.,
NEW YORK BRANCH

By:	/s/ Jerry Liu
Name:	Jerry Liu
Title:	Vice President and General Manager

[Signature Page — Third Amended and Restated Credit Agreement]

ACADEMY BANK, N.A.

By:	/s/ Jason Hilpipre
Name:	Jason Hilpipre
Title:	Vice President

[Signature Page — Third Amended and Restated Credit Agreement]

FLAGSTAR BANK, FSB

By:	/s/ Jerry C. Schillaci
Name:	Jerry C. Schillaci
Title:	Vice President

[Signature Page — Third Amended and Restated Credit Agreement]

COMPASS BANK

By:	/s/ Brock Tautenhahn
Name:	Brock Tautenhahn
Title:	Senior Vice President

[Signature Page — Third Amended and Restated Credit Agreement]

CADENCE BANK, N.A.

By:	/s/ Evans N. Gunn
Name:	Evans N. Gunn
Title:	Senior Vice President

[Signature Page — Third Amended and Restated Credit Agreement]

ZB, N.A. DBA AMEGY BANK

By:	/s/ Eric Wojner
Name:	Eric Wojner
Title:	Senior Vice President

[Signature Page — Third Amended and Restated Credit Agreement]

TEXAS CAPITAL BANK, NATIONAL
ASSOCIATION

By:	/s/ Debi England
Name:	Debi England
Title:	Senior Vice President

[Signature Page — Third Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION d/b/a
HOUSING CAPITAL COMPANY

By:	/s/ Alyssa Pratka
Name:	Alyssa Pratka
Title:	Vice President

[Signature Page — Third Amended and Restated Credit Agreement]

BANK OF TAIWAN, NEW YORK BRANCH

By:	/s/ Yue-Li Shih
Name:	Yue-Li Shih
Title:	Senior Vice President and General Manager

[Signature Page - Third Amended and Restated Credit Agreement]

TAIWAN BUSINESS BANK, LOS ANGELES
BRANCH

By:	/s/ Jason Jean
Name:	Jason Jean
Title:	General Manager

[Signature Page — Third Amended and Restated Credit Agreement]

ASSOCIATED BANK, NATIONAL
ASSOCIATION, a national banking association

By:	/s/ Andrew Roberts
Name:	Andrew Roberts
Title:	Vice President

[Signature Page — Third Amended and Restated Credit Agreement]

SUNFLOWER BANK, N.A.

By:	/s/ Eric Comeau
Name:	Eric Comeau
Title:	Senior Vice President

[Signature Page — Third Amended and Restated Credit Agreement]

BMO HARRIS BANK N.A.

By:	/s/ Alaina Mazewski
Name:	Alaina Mazewski
Title:	Vice President

[Signature Page — Third Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A.

By:	/s/ Michael J. Kauffman
Name:	Michael J. Kauffman
Title:	Vice President

[Signature Page — Third Amended and Restated Credit Agreement]